UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cleco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

and

Notice of

Annual Meeting

of Shareholders

to be held on

May 5, 2005

March 31, 2005

CLECO CORPORATION

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central time, on Thursday, May 5, 2005

PLACE	Ray and Mary Anna Granberry Conference Center Louisiana College 1140 College Drive Pineville, Louisiana 71360

ITEMS OF BUSINESS	(1) To elect four directors each of whom will serve a three-year term expiring in 2008, or until their successors are elected and qualified.

(2)    To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005.

(3)    To approve (i) an amendment to the Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the “LTIP”) to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares (the “LTIP amendment”) and (ii) the renewal of the material terms of the performance goals under the LTIP in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m) (the “Code Section 162(m) renewal”).

(4) To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on March 7, 2005.

ANNUAL REPORT	Our 2004 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope, or vote through the Internet as described in the enclosed proxy card. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Judy P. Miller

Corporate Secretary

March 31, 2005

PROXY STATEMENT

CLECO CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2005

Cleco Corporation is furnishing you this proxy statement because you are a holder of Cleco common stock or preferred stock. The Cleco board of directors is soliciting proxies for use at the Cleco annual meeting of shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 9:00 a.m., Central time, on Thursday, May 5, 2005, at the Ray and Mary Anna Granberry Conference Center, Louisiana College, 1140 College Drive, Pineville, Louisiana 71360 (please see the map included as Appendix A). The voting stock of Cleco consists of shares of common stock and preferred stock, with each share of common stock and preferred stock entitling its owner to one vote. The holders of common stock and preferred stock vote together as a single class, except in the election of directors, where holders of common stock can cumulate their votes. At the annual meeting, holders of record of Cleco voting stock at the close of business on March 7, 2005 will be entitled to vote upon proposals relating to:

•	the election of four directors each of whom will serve until the annual meeting in 2008, or until their successors are elected and qualified;

•	the ratification of the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005;

•	the approval of (i) an amendment to the LTIP to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares and (ii) the Code Section 162(m) renewal; and

•	the consideration of any other business that may properly come before the meeting.

The board of directors recommends that you vote “FOR” the election of the four nominees for director, “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors, and “FOR” the LTIP amendment and the Code Section 162(m) renewal.

This proxy statement and the accompanying proxy card are being mailed first on or about March 31, 2005 to record shareholders of Cleco as of the close of business on March 7, 2005.

INTRODUCTION

General

This is the proxy statement of Cleco Corporation. Unless the context clearly indicates otherwise or unless otherwise noted, all references in this proxy statement to “Cleco” mean Cleco Corporation.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Cleco board of directors to be voted at the annual meeting. The management of Cleco will solicit proxies by mail, telephone, facsimile, the Internet or overnight delivery. Proxies also may be solicited in advertisements and in person by Cleco officers and employees. Cleco has hired Morrow & Company, Inc. to assist in the solicitation of proxies. Morrow’s fee is approximately $7,500 plus expenses. Other than Morrow, no specially engaged solicitors will be retained to solicit proxies. Cleco is responsible for the payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Cleco voting stock.

All duly executed proxies will be voted in accordance with their instructions. If no instructions are in an executed proxy, the shares represented by such proxy will be voted at the annual meeting or any adjournments or postponements thereof “FOR” each of the proposals and, in the discretion of the persons named in the proxy, on any other business that may properly come before the annual meeting. Management is not aware of any other matters that are likely to be brought before the annual meeting.

Cleco’s principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and Cleco’s telephone number is (318) 484-7400.

Record Date and Voting Rights

Holders of record of outstanding voting stock as of the close of business on March 7, 2005 are entitled to receive notice of and to vote at the annual meeting. As of March 7, 2005, there were 49,256,532 shares of Cleco common stock outstanding and 234,129 shares of Cleco preferred stock outstanding. As of March 7, 2005, all officers and directors of Cleco, as a group, beneficially owned 3.5% of the outstanding shares of Cleco common stock and 13.7% of the outstanding shares of Cleco preferred stock.

This proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the following proposals:

•	Proposal 1—the election of four directors to serve until the 2008 annual meeting of shareholders, or until their successors are elected and qualified;

•	Proposal 2—the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005; and

•	Proposal 3—the approval of the LTIP amendment and the Code Section 162(m) renewal.

Generally, under Louisiana law and Cleco’s Amended and Restated Articles of Incorporation and Bylaws, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and the Cleco Bylaws, a quorum is based upon the number of outstanding shares of voting stock, including shares relating to abstentions.

Election of directors is by plurality of the voting stock, with each holder of Cleco common stock being able to cast as many votes as equal the number of such holder’s shares of common stock multiplied by the number of directors to be elected. Each holder of Cleco common stock may cumulate all or any part of these votes for one or more of the nominees.

The proxy enclosed for record holders of voting stock is for the number of shares registered in your name with Cleco, together with any additional full shares held in your name in Cleco’s Dividend Reinvestment Plan, or DRIP.

If you are an employee of Cleco and participate in the Cleco Savings and Investment Plan (“Savings Plan”), you may vote the number of shares of Cleco common stock equivalent to your interest in the Cleco common stock fund of the Savings Plan as of the close of business on March 7, 2005, the record date for the annual meeting. You also may vote the number of shares of Cleco preferred stock allocated to your account under the Savings Plan as of the record date for the annual meeting. Additionally, if you are an employee of Cleco and participate in the Cleco Employee Stock Purchase Plan (“Stock Purchase Plan”), you may vote the number of shares of Cleco common stock purchased with your payroll deductions as of the record date. In any case, complete and return the proxy card being mailed with this proxy statement. The trustee under the Savings Plan and/or the custodian under the Stock Purchase Plan will vote the shares allocated to your account(s) according to your instructions. If you do not send instructions within the time required, the share equivalents credited to your account(s) will not be voted.

Please call Cleco’s Office of Shareholder Assistance at 1-800-253-2652 with any questions relating to the proposals to be considered at the annual meeting.

Execution and Revocation of Your Proxy

Shares represented by proxies properly signed and returned will be voted at the annual meeting in accordance with the shareholder’s specifications. If a proxy is signed but no voting specification is made, then the shares represented by the proxy will be voted “FOR” the election of the four nominees for director, “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors, and “FOR” the LTIP amendment and the Code Section 162(m) renewal, and in accordance with the recommendations of the Cleco board of directors on any other proposals that may properly come before the annual meeting.

A shareholder who gives a proxy may revoke it at any time before the proxy is voted at the annual meeting. To revoke a proxy, a written instrument signed in the same manner as the proxy must be delivered to the corporate secretary of Cleco at or before the annual meeting. Also, a shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling his or her proxy.

PROPOSAL NUMBER 1—ELECTION OF FOUR CLASS II DIRECTORS

Cleco’s Bylaws provide for the division of Cleco’s board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. Cleco’s board of directors currently has a total of 11 directors: four are in Class I, four are in Class II, and three are in Class III. The term of each directorship is three years. The terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The four Class II director positions are proposed for election this year to serve as members of Cleco’s board of directors until the annual meeting of shareholders in 2008, or until their successors are elected and qualified.

The persons named in the accompanying proxy may act with discretionary authority to cumulate the votes attributable to shares of Cleco common stock represented by the proxy and to vote for other nominees upon the unavailability of a named nominee, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The four persons who receive the most votes cast will be elected as directors.

All of the nominees listed below currently serve as directors of Cleco. Directors who are members of Classes III and I, who are continuing as directors at this time and whose terms of office expire in 2006 and 2007, respectively, are named below following the information concerning the four nominees for election as Class II directors.

Cleco’s board of directors unanimously has approved the nomination of the four nominees for Class II director and recommends that you vote “FOR” the election of the four nominees for Class II director.

Below is information concerning the four nominees for election as Class II directors at the annual meeting, as well as the continuing Class III and Class I directors, including the business experience of each during the past five years.

Class II Directors (nominees to be elected at the 2005 annual meeting; terms of office expire in 2008)

•	William L. Marks is a director of and has been chairman and chief executive officer of Whitney Holding Corporation, a bank holding company engaged in commercial, retail and international banking services, as well as brokerage, investment, trust and mortgage services, and Whitney National Bank for more than five years. Mr. Marks, who is 62 years old, has been a director of Cleco since 2001 and is a member of the Compensation and Executive Committees. He is also a director of Adtran, Inc. and serves on the board of trustees of Wake Forest University.

•	Ray B. Nesbitt, who is retired, was employed by Exxon Chemical Company as president for more than five years before retiring in 1998. Mr. Nesbitt, who is 71 years old, has been a director of Cleco since 2001 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Hibernia Corporation, Hibernia National Bank and Vermilion Corporation.

•	Robert T. Ratcliff, Sr. has been chairman, president and chief executive officer of Ratcliff Construction Company, LLC, a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, for more than five years. Mr. Ratcliff, who is 62 years old, has been a director of Cleco since 1993 and is a member of the Executive, Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Hibernia Corporation and Hibernia National Bank.

•	William H. Walker, Jr. was named chairman of the board of Howard Weil, Inc., an investment banking firm, in October 2004. Mr. Walker has served as president of Howard Weil and as a member of its board of directors for more than five years. Mr. Walker, who is 59 years old, has been a director of Cleco since 1996 and is chairman of the Compensation Committee and a member of the Executive, Nominating/Governance and Qualified Legal Compliance Committees.

Class III Directors (terms of office expire in 2006)

•	J. Patrick Garrett, who is retired, was employed by Windsor Food Company Ltd., a privately held company engaged in the food processing business, where he served as president and chief executive officer from 1995 until 1999. Mr. Garrett, who is 61 years old, has been a director of Cleco since 1981. Mr. Garrett is chairman of the board of directors and chairman of the Executive, Nominating/Governance and Qualified Legal Compliance Committees. Mr. Garrett also presides over executive sessions of non-management directors.

•	F. Ben James, Jr. has been president of James Investments, Inc., a company primarily engaged in real estate development and international marketing, for more than five years. Mr. James, who is 69 years old, has been a director of Cleco since 1986 and is a member of the Audit and Compensation Committees.

•	Elton R. King, who is retired, was employed as president and chief executive officer of Visual Networks, Inc., a company engaged in providing application performance and network management solutions, from June 2001 until August 2002 and also served as a member of its board of directors during that time. Mr. King retired from BellSouth Telecommunications, Inc. in 1999, where he had been employed for more than five years, serving most recently as the president of its network and carrier services group. Mr. King, who is 58 years old, has been a director of Cleco since 1999 and is a member of the Audit and Compensation Committees. He is also a director of Hibernia Corporation and Hibernia National Bank.

Class I Directors (terms of office expire in 2007)

•	Sherian G. Cadoria, who is retired, served as president of Cadoria Speaker and Consultancy Service for more than five years before retiring in December 2004. She also retired as Brigadier General of the United States Army in 1990 after a 29-year military career. General Cadoria, who is 65 years old, has been a director of Cleco since 1993 and is a member of the Audit and Compensation Committees. She is also a director of Christus St. Frances Cabrini Hospital, Alexandria, LA.

•	Richard B. Crowell has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens. Mr. Crowell, who is 66 years old, has been a director of Cleco since 1997 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Whitney Holding Corporation and Whitney National Bank.

•	David M. Eppler has served as president and chief executive officer of Cleco since May 2000, as president and chief operating officer from January 1999 to May 2000, and as executive vice president and chief operating officer from July 1997 to January 1999. Since 2001, Mr. Eppler also has served as a manager of Perryville Energy Holdings LLC, a subsidiary of Cleco that filed a voluntary Chapter 11 bankruptcy petition in January 2004 in connection with the proposed sale of Perryville Energy Partners, L.L.C.’s power plant to a subsidiary of Entergy Corporation. Mr. Eppler, who is 54 years old, joined Cleco in 1981. He has served as a director of Cleco since 1998 and is a member of the Executive Committee. In December 2004, Mr. Eppler advised the board of directors that he intends to retire in June 2005 or later in the year if necessary to facilitate an orderly management transition.

•

W. Larry Westbrook, who is retired, was employed by Southern Company as its chief financial officer and senior risk officer from 1986 until retirement in 2001, and was responsible for finance, accounting, tax, risk management and investor relations. Mr. Westbrook was retained as a consultant by Mirant Corporation, a former subsidiary of Southern Company, in August 2002 and served as senior vice president and interim principal accounting officer until March 2003. In July 2003, Mirant Corporation and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Westbrook, who is 66 years old, was elected a director by the board of directors in July 2003 and is chairman of the Audit Committee and a member of the Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Northside Hospital, Atlanta, GA, and serves on the advisory board of the Goizueta School of Business at Emory University.

Independence and Organization of the Board of Directors

Cleco’s board of directors has delegated some of its authority to five committees. These are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Qualified Legal Compliance Committee. The members of those committees are identified, as appropriate, under “—Class II Directors,” “—Class III Directors” and “—Class I Directors” above. In accordance with current listing standards of the New York Stock Exchange (“NYSE”), Cleco’s board of directors has adopted categorical standards to assist it in making determinations of director independence that are required by the NYSE. These categorical standards were last revised by the board of directors in January 2005 and are included as Appendix B to this proxy statement. The board of directors has determined that all of its directors, except Mr. Eppler, who is chief executive officer of Cleco, meet the categorical standards and are independent within the meaning of the current listing standards of the NYSE.

The Executive Committee exercises all powers of the board of directors, as defined and limited by Cleco’s Bylaws, between meetings of the full board whenever it is not desirable or practical to conduct a meeting of the full board. The Executive Committee operates under a written charter adopted by the board of directors in January 2003 and revised in January 2004, a copy of which is posted on Cleco’s homepage at http://www.cleco.com. The Executive Committee held three meetings, one of which was a formal telephone meeting, during 2004.

The Audit Committee selects the independent auditors of Cleco, reviews the scope of audits, reviews and recommends to Cleco’s board of directors financial reporting and accounting practices, and reviews Cleco’s procedures for internal auditing and the adequacy of its system of internal accounting controls. On a quarterly basis, the Audit Committee reviews all activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct. The Audit Committee operates under a written charter adopted by the board of directors in April 2000 and revised in January 2004, a copy of which is posted on Cleco’s homepage at http://www.cleco.com. The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2004.

The Compensation Committee approves, or in some cases recommends to Cleco’s board of directors, remuneration arrangements and compensation plans involving Cleco’s officers and employees and administers the annual incentive compensation program and the granting of stock options, restricted stock and other awards to eligible employees under the LTIP. The Compensation Committee operates under a written charter adopted by the board of directors in January 2003 and revised in January 2004, a copy of which is posted on Cleco’s homepage at http://www.cleco.com. The Compensation Committee held four meetings, one of which was a formal telephone meeting, in 2004.

The Nominating/Governance Committee considers and makes recommendations to the board of directors with respect to the size and composition of the board, potential candidates for membership on the board, compensation of directors, the effectiveness, structure and operation of the board, and changes to Cleco’s Corporate Governance Guidelines. The Nominating/Governance Committee operates under a written charter adopted by the board of directors in January 2003 and revised in January 2004, a copy of which is posted on Cleco’s homepage at http://www.cleco.com. The Nominating/Governance Committee held four meetings in 2004.

Cleco’s board of directors held four regular meetings and five special meetings, one of which was a formal telephone meeting, during 2004. Generally, in months when a formal meeting is not held, members of Cleco’s board of directors hold informal telephone conference meetings, are provided with written reports regarding the operations of Cleco, and also are consulted informally from time to time with respect to pending business. When necessary, special meetings, including formal telephone meetings, are called as official board meetings to deal with specific action items. Cleco’s Corporate Governance Guidelines provide that executive sessions of non-management directors will be scheduled at the conclusion of all official in-person meetings of the board and its committees, although non-management directors may meet in executive session at any time. During 2004, all directors attended at least 75% of the total number of formal meetings of Cleco’s board of directors and of the committees of Cleco’s board of directors on which such directors served. Directors also are expected to attend each annual meeting of shareholders. The 2004 annual meeting of shareholders was attended by all directors serving at that time.

During 2004, all members of Cleco’s board of directors served as members of the board of managers of Cleco Power LLC, Cleco’s wholly owned utility subsidiary.

Director Nomination Process

Cleco’s Corporate Governance Guidelines set forth Cleco’s method of selecting director nominees and provide for annual evaluations of the board and the board committees as a whole. In connection with these evaluations, which were completed for the first time in 2004, Cleco’s board of directors identified, and the Nominating/Governance Committee compiled, attributes of the board’s incumbent members believed to contribute to the work of the board and its committees, including leadership, accomplishments, skills, diversity, integrity and commitment to board duties. When a position on the board of directors becomes vacant, or if the number of the members on the board of directors is being increased, the Nominating/Governance Committee will review these attributes of the incumbent board members and determine the attributes that, if possessed by the new board member, would likely result in the most significant contribution to the board of directors. Persons recommended to the Nominating/Governance Committee for consideration as nominees for a vacant or new board position will then be evaluated with respect to the attributes determined by the committee to be optimal for the vacant or new position. Following the evaluation, which may involve interviews or other procedures the Nominating/Governance Committee deems appropriate, the committee will make a recommendation to the board of directors regarding a candidate either to be nominated at the next annual meeting of shareholders or elected by the board between such meetings.

Recommendations for potential nominees may come from any source, including members of the board of directors, shareholders, self-recommendations, members of the communities Cleco serves or search firms. All persons recommended for a vacant or new board position will be given equal consideration regardless of the source of the recommendation. Cleco’s Nominating/Governance Committee did not receive any nominees for election as director at the 2005 annual meeting of shareholders from a shareholder or group of shareholders who individually, or in the aggregate, beneficially owned more than 5% of Cleco’s voting common stock for at least one year.

Any person wishing to make a recommendation for a person to be considered by the Nominating/Governance Committee pursuant to the process described above as a potential nominee to the board of directors should direct the recommendation to the chairman of the Nominating/Governance Committee in care of Cleco’s corporate secretary. However, Cleco is not obligated to nominate any nominee that is recommended to the Nominating/Governance Committee following these processes. Separately, Cleco’s Bylaws contain certain provisions concerning nomination of a director by a shareholder, which are described below under the caption “Proposals by Shareholders.”

Communications with the Board of Directors

The Corporate Governance Guidelines provide for communications with the board of directors by shareholders and other interested persons. In order that shareholders, employees and other interested persons may make their concerns known to the board, Cleco has established a procedure for communications with the board through the non-management chairman of the board. The procedure is intended to provide a method for confidential communication while at the same time protecting the privacy of the members of the board. Any shareholder or other interested person wishing to communicate with the board of directors, or the non-management members of the board may do so by addressing such communication as follows:

Chairman of the Board of Directors

c/o Corporate Secretary

Cleco Corporation

P. O. Box 5000

Pineville, LA 71361-5000

Upon receipt, Cleco’s corporate secretary will forward the communication, unopened, directly to the non-management chairman of the board. The chairman of the board will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management members and/or the management member of the board of directors and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

Compensation of the Board of Directors

Directors who are Cleco employees receive no additional compensation for serving as a director. In 2004, compensation for non-management directors included annual retainer and meeting fees, stock options, restricted stock awards, and insurance benefits under a group accidental death and dismemberment plan.

During 2004 and prior to the increase in annual retainer described below, each non-management director received an annual retainer of $20,000; an additional annual fee of $3,000 if the director was a chairman of a committee other than the Audit Committee, the chairman of which receives an additional annual fee of $7,500; $1,000 for each day of in-person meeting attendance at a board or committee meeting; and $500 for each day of telephone conference meeting attendance at a board or committee meeting including the informal meetings described above. As chairman of the board of directors, Mr. Garrett receives an additional annual retainer of $65,000. In July 2004, a study of director compensation resulted in a recommendation to increase the annual retainer paid to directors to $25,000. This increase was approved by the board of directors in July 2004 and became effective October 1, 2004. Annual retainer and meeting fees are paid, at the election of each director, in the form of cash, Cleco common stock, or a combination of both cash and stock. Cleco reimburses directors for travel and related expenses incurred for attending meetings of Cleco’s board of directors and board committees. During 2004, all non-management directors served the entire year.

Prior to 2005, at the beginning of his or her three-year term, each non-management director received a grant of options to purchase 5,000 shares of Cleco common stock. Each grant was immediately exercisable, had a ten-year exercise period, and had an exercise price equal to the fair market value of Cleco common stock on the date of grant. If a director’s initial term was less than three years, the grant was prorated. During 2004, General Cadoria, Mr. Crowell and Mr. Westbrook each received a grant of options to purchase 5,000 shares of Cleco common stock at an exercise price of $17.75. During 2004, each non-management director also received an annual restricted stock award of 250 shares of Cleco common stock and a special restricted stock award of 1,200 shares of Cleco common stock. Directors were not required to provide any consideration in exchange for the restricted stock awards. Restrictions on the stock applicable to the award of 250 shares lapse after a three-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period. Restrictions on the stock applicable to the award of 1,200 shares lapse after a six-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period.

Beginning in January 2005, non-management directors will not receive grants of options to purchase Cleco common stock at the beginning of their three-year terms. In addition, each non-management director now receives an annual restricted stock award of Cleco common stock valued at $40,000, not to exceed 5,000 shares of stock in any year. The grant date of the award is the date of the January board meeting each year, and the valuation date of the stock is the first trading day of the year. The number of shares to be issued is determined by dividing 85% of the stock price on the valuation date into $40,000. Directors are not required to provide any consideration in exchange for the restricted stock award. Restrictions on the stock applicable to the award lapse after a six-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period.

A non-management director may elect to participate in a deferred compensation plan and defer the receipt of all or part of his or her fees, whether payable in cash or Cleco common stock, restricted stock, and option gain. Benefits are equal to the amount credited to each director’s individual account based on compensation deferred plus applicable investment returns as specified by the director upon election to participate in the plan. Investment options are similar to those provided to participants in Cleco’s Savings Plan and funds may be reallocated between investments at the discretion of the participant with the exception of investments in Cleco stock. Accounts are payable in the form of a single-sum payment or in the form of substantially equal annual installments, not to exceed 15, when a director ceases to serve on the board or attains a specified age. Cleco currently is reviewing the deferred compensation plan to ensure its compliance with the new American Jobs Creation Act of 2004. Cleco also provides its non-management directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco.

Interests of the Board of Directors

In 2004, no non-management member of Cleco’s board performed services for or received compensation from Cleco or its affiliates except for those services relating to his or her duty as a member of Cleco’s board.

Expected Management Changes

As stated above, Mr. Eppler has notified Cleco’s board of directors that he intends to retire in June 2005 or later in the year if necessary to facilitate an orderly management transition. On March 22, 2005, the board of directors announced its plans to name Michael H. Madison as the new chief executive officer and president of Cleco and to make him a director. The board of directors anticipates taking these actions at its annual board meeting immediately following the annual meeting of shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table describes the Cleco common stock and Cleco preferred stock beneficially owned by Cleco directors and nominees, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the “Options Exercisable Within 60 Days” column in the following table.

All information in the table is as of February 1, 2005 and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock					Amount and Nature of Beneficial Ownership of Preferred Stock
	Direct(1)	Options Exercisable Within 60 Days(2)	Other(3)		Percent of Class	Number of Shares(4)		Percent of Class
Directors and Nominees
Sherian G. Cadoria	6,589	22,200	—		*	—		—
Richard B. Crowell	76,994	12,500	130,615	(5)	*	—		—
J. Patrick Garrett	57,201	20,834	—		*	—		—
F. Ben James, Jr.	14,289	20,834	—		*	—		—
Elton R. King	13,522	18,056	—		*	—		—
William L. Marks	16,289	14,167	—		*	—		—
Ray B. Nesbitt	8,289	14,167	—		*	—		—
Robert T. Ratcliff, Sr.	10,101	19,168	—		*	—		—
William H. Walker, Jr.	81,903	19,168	—		*	—		—
W. Larry Westbrook	9,602	7,750	—		*	—		—

Named Executive Officers
David M. Eppler(6)	81,077	160,667	9,042		*	942		*
Michael H. Madison	21,425	0	535		*	56		*
Dilek Samil	28,647	3,000	726		*	76		*
Samuel H. Charlton III	25,391	26,334	1,323		*	138		*
R. O’Neal Chadwick, Jr.	14,908	3,833	1,971		*	205		*
All directors, nominees and executive officers as a group (27 persons, including those listed above)	628,269	668,750	443,504	(7)	3.5%	32,100	(7)	13.7%

*	Less than 1% of the outstanding stock of the class.
(1)

“Direct” represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco common stock allocated under the Savings Plan and shares of common stock granted as restricted stock awards under Cleco’s long-term incentive plans, which include the LTIP and the 1990 Long-Term Incentive Compensation Plan which expired in December 1999. No additional grants can be made under the 1990 plan. Mr. Charlton holds 5,371 common shares under the Savings Plan. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group hold 9,322 common shares under the Savings Plan. Shares of stock awarded under Cleco’s LTIP that were restricted as of February 1, 2005 were held by the persons in the table above as follows: Mr. Eppler,

60,264; Mr. Madison, 21,425; Ms. Samil, 22,829; Mr. Charlton, 16,020; Mr. Chadwick, 14,908; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 110,077.

(2)	“Options Exercisable Within 60 Days” reflects the number of shares that could be purchased by exercise of options at February 1, 2005 or within 60 days thereafter under Cleco’s long-term incentive plans.
(3)	“Other” represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person and also represents the equivalent common stock shares convertible from the preferred stock in the Savings Plan.
(4)	“Number of Shares” represents the number of shares of Cleco preferred stock allocated under the Savings Plan that are convertible into Cleco common stock.
(5)	Includes 130,615 shares owned by members of Mr. Crowell’s family and family trusts, for which beneficial ownership is disclaimed.
(6)	Mr. Eppler is also a director of Cleco.
(7)	The Savings Plan holds Cleco preferred stock that is convertible, at any time, into shares of Cleco common stock; 25,335 shares of Cleco preferred stock, convertible into 243,216 shares of Cleco common stock (.5% of such common stock), have not yet been allocated to accounts of participants in the Savings Plan. Executive officers of Cleco serve with other Cleco employees as the administrators of the Savings Plan and make voting decisions with respect to the unallocated shares. Such shares have been included only once in calculating the beneficial ownership of all officers and directors as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of December 31, 2004, each person known to Cleco who is the beneficial owner of more than 5% of the outstanding shares of any class of Cleco’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Preferred Stock	JPMorgan Chase Bank Trustee of Cleco’s Savings and Investment Plan 3 Metro Tech Center, 6th Floor, Brooklyn, NY 11245	223,870	(1)	95.61%

Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,648,850	(2)	5.30%

Common Stock	Barclays Global Investors, NA & Barclays Global Fund Advisors (“Barclays Global”) 45 Fremont Street San Francisco, CA 94105	2,941,082	(3)	5.92%

(1)	Based upon information contained in Cleco’s records and those of Cleco’s transfer agent. The 223,870 shares are held by JPMorgan Chase Bank, as successor trustee of the Savings Plan. The 223,870 shares are convertible into 2,149,152 shares of Cleco common stock, subject to antidilution adjustment, or approximately 4.4% of the common stock outstanding as of December 31, 2004. Participants in the Savings Plan have voting rights for shares of Cleco preferred stock allocated to their accounts. The trustee is required to vote unallocated shares in accordance with instructions received from the plan administrator of the Savings Plan. The trustee also holds 894,173 shares of Cleco common stock, which are allocated to the accounts of individual plan participants. The trustee may vote shares of common stock allocated to a participant’s account only in accordance with instructions received from the participant. The combined holdings of the trustee under the Savings Plan, on an as-converted basis with regard to the Cleco preferred stock, are 3,043,325 shares, or 6.2%, of the outstanding shares of Cleco common stock as of December 31, 2004.
(2)	As of December 31, 2004, based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”). These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	As of December 31, 2004, based solely on a Schedule 13G filed with the SEC. These securities are owned by various individual and institutional investors for which Barclays Global serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Barclays Global is deemed to be a beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cleco’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of Cleco’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Cleco’s equity securities. To Cleco’s knowledge, based solely on review of the copies of such reports furnished to Cleco, for the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied.

EXECUTIVE COMPENSATION

General

The Summary Compensation Table below sets forth individual compensation information for the chief executive officer and the four other most highly paid executive officers of Cleco and certain affiliates for services rendered in all capacities to Cleco and its affiliates during the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002.

Summary Compensation Table

Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Number of Securities Underlying Options	LTIP Payouts(3)	All Other Compensation(4)
David M. Eppler President and Chief Executive Officer— Cleco Corporation	2004 2003 2002	$423,850 415,000 410,385	$371,770 — 159,360	$52,886 41,558 33,305	— 5,700 10,000	— — —	$8,383 8,330 8,004

Michael H. Madison(5) President and Chief Operating Officer— Cleco Power LLC	2004 2003 2002	$285,000 63,577 —	$196,820 — —	$14,553 2,025 —	— 9,000 —	— — —	$10,160 48,950 —

Dilek Samil Executive Vice President and Chief Financial Officer— Cleco Corporation	2004 2003 2002	$245,000 228,077 223,269	$153,430 22,500 68,554	$19,189 14,441 10,043	— 1,840 —	— — —	$3,446 3,545 29,844

Samuel H. Charlton III Senior Vice President and Chief Operating Officer— Cleco Midstream Resources LLC	2004 2003 2002	$218,000 218,000 215,924	$122,419 — 33,485	$13,961 11,867 9,939	— — —	— — —	$8,268 7,692 7,260

R. O’Neal Chadwick, Jr. Senior Vice President and General Counsel— Cleco Corporation	2004 2003 2002	$198,851 188,661 158,366	$107,734 — 27,929	$11,021 7,277 2,505	— 2,600 3,000	— — —	$7,967 8,018 7,418

(1)	The “Bonus” column includes cash awards that are payable or have been paid to executive officers for the following:

•	An annual incentive compensation program under which participants may receive incentive compensation determined by the performance of Cleco and the individual participants; and

•	Merit lump-sum payments received by certain named executive officers.

(2)	For 2004, 2003, and 2002, the “Other Annual Compensation” column includes dividends paid on restricted stock awards under Cleco’s LTIP. Dividends on restricted stock are paid quarterly and at the same rate as dividends on Cleco common stock.

(3)	Restricted stock awards granted under Cleco’s LTIP are reported under the “LTIP—Awards in 2004” table below. The number and value of the aggregate restricted stock holdings at December 31, 2004 for each of the named executive officers were as follows:

•	Mr. Eppler—58,762 shares with a value of $1,190,518;

•	Mr. Madison—16,170 shares with a value of $327,604;

•	Ms. Samil—21,321 shares with a value of $431,963;

•	Mr. Charlton—15,704 shares with a value of $318,163;

•	Mr. Chadwick—12,246 shares with a value of $248,104.

The “LTIP Payouts” column includes the value of restricted stock and opportunity shares (as defined under “Long-Term Incentive Plan” below) awarded under Cleco’s LTIP that vested in the following years and the related tax gross-up amounts:

•	2004—relating to the performance period January 1, 2002 to December 31, 2004;

•	2003—relating to the performance period January 1, 2001 to December 31, 2003; and

•	2002—relating to the performance period January 1, 2000 to December 31, 2002.

No awards were made during 2002, 2003, or 2004 based on Cleco’s performance under the LTIP.

(4)	The “All Other Compensation” column includes the following:

•	Amounts contributed or accrued by Cleco under the Savings Plan on behalf of the named executive officers as follows:

	2002	2003	2004
Mr. Eppler	$7,607	$8,000	$8,053
Mr. Madison	0	1,315	8,200
Ms. Samil	4,639	3,407	3,308
Mr. Charlton	6,383	6,882	7,458
Mr. Chadwick	7,333	8,000	7,949

•	Term life insurance premiums paid for the benefit of the named executive officers as follows:

	2002	2003	2004
Mr. Eppler	$397	$330	$330
Mr. Madison	0	135	810
Ms. Samil	205	138	138
Mr. Charlton	877	810	810
Mr. Chadwick	85	18	18

•	Ms. Samil received a sign-on bonus of $25,000 in 2002.

•	In 2004, Cleco reimbursed Mr. Madison for $1,150 in membership dues paid to the Southern Trace Golf Course and Club. In 2003, Mr. Madison received a relocation bonus of $47,500.

(5)	Mr. Madison joined Cleco in October 2003.

Stock Option Plans

Options to purchase shares of Cleco common stock are outstanding under two plans. The first plan is the 1990 Long-Term Incentive Compensation Plan adopted and maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco. An aggregate of 1,600,000 shares of Cleco common stock was reserved for issuance under the 1990 plan. The 1990 plan expired in December 1999, and no additional grants can be made under the 1990 plan. As of December 31, 2004, grants of stock options representing 696,861 shares of Cleco common stock were outstanding under the 1990 plan.

Under the 2000 Long-Term Incentive Compensation Plan (the “LTIP”), certain officers, employees and non-management directors of Cleco may receive restricted stock, stock options, common stock equivalent units, stock appreciation rights and certain other awards. An aggregate of 1,600,000 shares of Cleco common stock has been reserved for issuance under the LTIP. See “Proposal Number 3—Approval of Amendment No. 3 to the LTIP and the Code Section 162(m) Renewal” regarding the proposal to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares. As of December 31, 2004, grants of stock options representing 548,835 shares of Cleco common stock were outstanding.

Option Grants

•	No stock options were granted during 2004.

The table below lists, for each of the persons in the Summary Compensation Table, the total number of exercisable and unexercisable options held on December 31, 2004. There were no options exercised by these persons during 2004.

2004 Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Eppler	160,667	49,033	$141,440	$22,857
Michael H. Madison	0	9,000	0	34,965
Dilek Samil	3,000	7,840	0	7,378
Samuel H. Charlton III	26,334	16,666	11,780	5,890
R. O’Neal Chadwick, Jr.	3,833	8,267	6,066	13,460

(1)	The closing price of Cleco common stock at December 31, 2004 was $20.26.

Long-Term Incentive Plan

The “LTIP—Awards in 2004” table below describes restricted stock grants made January 1, 2004 under the LTIP.

Restricted stock grants are made in a target amount that is subject to forfeiture, in whole or in part, if specified performance goals are not attained during a designated three-year performance cycle. The number of shares granted is listed in the “Number of Shares” column. During the performance cycle, the recipient of the grant is the record owner of these securities and, as such, is entitled to vote the shares and receive dividends. The recipient cannot sell, pledge, or otherwise transfer the shares during the cycle, except as provided for in the LTIP. If performance goals are achieved, restricted stock is awarded at the end of the performance cycle but is subject to an additional three-year holding period before it can be sold or otherwise transferred.

Prior to 2004, the Compensation Committee of the board of directors (the “Committee”) established total shareholder return, performance on growth in net income, and return on investment as LTIP measures. For the LTIP cycle beginning January 1, 2004, the Committee established total shareholder return (defined as the Cleco common stock price appreciation plus dividends paid during the performance cycle) as the LTIP measure, based on its determination that such measure is more consistent with market practice.

The amounts listed in the “Number of Threshold Shares” column represent the restricted stock grants that will vest only if the threshold goal is attained during the performance cycle. The amounts listed in the “Number of Target Shares” column represent the restricted stock shares that will vest if the target level of the performance goal is attained during the performance cycle. No portion of the restricted stock shares will vest if comparative total shareholder return is less than the pre-established performance level of the 30th percentile of a peer group selected by the Committee. For 2004, the Committee approved the use of companies in the S&P Small and

MidCap Multi and Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive plan purposes. For 2005, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive plan purposes. Once the performance level is determined, the vesting schedule for restricted stock grants is as follows:

•	Threshold performance on total shareholder return at the 30th percentile provides a 30% award payout.

•	Target performance on total shareholder return at the 50th percentile provides a 100% award payout.

Restricted stock vesting for performance above the threshold level and below the target level is prorated.

The amounts listed under the “Number of Maximum Shares” column represent the number of performance-based restricted stock shares that vest at the target level and the number of performance-based “opportunity shares” that will vest between the target and maximum levels established by the Committee. Opportunity shares are common stock equivalent units that are awarded in connection with a restricted stock grant. The award of common stock equivalent units does not entitle the recipient to the rights of a shareholder until the issuance of Cleco common stock at the end of the performance cycle. The common stock equivalent units vest based on performance above target level for total shareholder return. The vesting or payout schedule for the opportunity shares included in this column, based on Cleco’s performance on total shareholder return is as follows:

•	No awards of opportunity shares vest if Cleco’s performance is at or below the 50th percentile on total shareholder return.

•	Maximum performance provides 100% opportunity shares award payout, which is equal to 100% of the number of target shares of restricted stock, for total shareholder return performance at the 100th percentile.

The number of common stock equivalent units or opportunity shares vested for performance above the target level and below the maximum level is prorated. Cleco common stock issued in satisfaction of an opportunity share is subject to a three-year holding period from the date of issuance.

LTIP—Awards in 2004

	Number of Shares	Performance or Other Period until Maturation or Payout	Estimated Future Payouts
Name			Number of Threshold Shares	Number of Target Shares	Number of Maximum Shares
David M. Eppler	17,630	1/1/2004–12/31/2006	5,289	17,630	35,260
Michael H. Madison	8,670	1/1/2004–12/31/2006	2,601	8,670	17,340
Dilek Samil	6,776	1/1/2004–12/31/2006	2,033	6,776	13,552
Samuel H. Charlton III	4,824	1/1/2004–12/31/2006	1,447	4,824	9,648
R. O’Neal Chadwick, Jr.	4,425	1/1/2004–12/31/2006	1,328	4,425	8,850

In January 2004, the Compensation Committee approved, for retention purposes, grants of time-based restricted stock to the named executives and other selected individuals. These grants will vest at the end of three years (at December 31, 2006) and, unlike performance-based shares, have no tax gross-up feature. The number of shares granted to the named executive officers was as follows:

• Mr. Eppler	5,043 shares

• Mr. Madison	1,500 shares

• Ms. Samil	1,500 shares

• Mr. Charlton	769 shares

• Mr. Chadwick	794 shares

Equity Compensation Plan Information

Cleco has compensation plans under which equity securities of Cleco are authorized for issuance as approved by shareholders. Cleco does not have any such plans that have not been approved by shareholders. The Employee Stock Purchase Plan (“Stock Purchase Plan”), which was approved by shareholders in April 2000, is available to all regular, full-time, and part-time employees of Cleco and its participating affiliates, except officers, general managers, and employees who own 5% or more of Cleco stock. The Stock Purchase Plan provides a means for employees to purchase shares of Cleco common stock through payroll deductions. The Long-Term Incentive Compensation Plans are described above under “Stock Option Plans” and “Long-Term Incentive Plan.” The following table provides information about compensation plans under which equity securities of Cleco were authorized for issuance at December 31, 2004.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants or Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders
Employee Stock Purchase Plan	6,845	$14.756	515,569	(1)
Long-Term Incentive Compensation Plans	1,245,696	$19.941	480,661	(2)

Total	1,252,541	$19.913	996,230

(1)	The number of options in column (a) for the Stock Purchase Plan represents the number of options granted at December 31, 2004, based on employee withholdings and the option grant calculation under the plan.
(2)	Stock options and restricted stock can be issued pursuant to the LTIP. This plan requires the number of securities available to be issued to be reduced by the number of options and the number of restricted shares previously awarded, net of forfeitures. At December 31, 2004, there were 444,293 shares of restricted stock awarded, net of forfeitures, pursuant to the LTIP. New options or restricted stock cannot be issued pursuant to the 1990 Long-Term Incentive Compensation Plan (the “1990 plan”), which expired in December 1999. However, stock options issued prior to December 1999 under the 1990 plan remain outstanding until they expire.

Retirement Plans

Cleco’s executive officers are participants in the Savings Plan, the Pension Plan, and a Supplemental Executive Retirement Plan, or SERP, all of which are maintained by Cleco Power LLC. Contributions made in 2004 to the Savings Plan for the benefit of the named executive officers are listed in the Summary Compensation Table.

Pension Plan

The Pension Plan generally covers employees of Cleco who have attained age 21 and completed one year of service. The monthly benefit payable under the Pension Plan at the normal retirement age of 65 is an amount determined with reference to a participant’s “compensation base” and years of service (not to exceed 35 years) at termination of employment. A participant’s “compensation base” is calculated by averaging compensation paid during the highest successive five completed calendar years during the ten years prior to termination of employment. Compensation is determined taking into account the salaries and bonuses reflected in the “Salary” and “Bonus” columns of the Summary Compensation Table. However, the compensation that may be taken into account under the Pension Plan is subject to an annual limit under the Internal Revenue Code (the “Code”), which in 2004 was $205,000. Benefits under the Pension Plan are fully vested upon the completion of five years of service. The maximum annual benefit payable under the Pension Plan for employees who retired in 2004 is the lesser of $165,000, a limitation imposed by the Code, or 100% of “average compensation,” as defined in the Code. Payments from the Pension Plan are not reduced for Social Security benefits.

As of December 31, 2004, the following individuals had the following years of service credited under the Pension Plan:

• Mr. Eppler	23 years

• Mr. Madison	1 year

• Ms. Samil	3 years

• Mr. Charlton	3 years

• Mr. Chadwick	4 years

SERP

Cleco Power LLC maintains a Supplemental Executive Retirement Plan, or SERP, for the benefit of key executives of Cleco and its affiliates when designated by the Committee. The SERP benefit is a percentage of each participant’s eligible compensation, reduced by any amount payable from Cleco’s Pension Plan or the tax-qualified defined benefit pension plans of prior employers. Under the SERP, eligible compensation is based upon the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest annual incentive compensation plan awards paid to the participant during the preceding 60 months. In the event of a change in control, Cleco will make a contribution to a rabbi trust to fund the benefit obligation.

As of December 31, 2004, the chief executive officer and the four other most highly compensated executive officers of Cleco participated in the SERP. The following table illustrates the combined estimated annual benefit payable from both the Pension Plan and the SERP at age 65 to persons at specified compensation levels. Benefits are computed on a joint and 100% survivor annuity basis.

	Years of Service at Retirement
Final Total Compensation	15	20	25	30	35
$125,000	$81,250	$81,250	$81,250	$81,250	$81,250
150,000	97,500	97,500	97,500	97,500	97,500
175,000	113,750	113,750	113,750	113,750	113,750
200,000	130,000	130,000	130,000	130,000	130,000
225,000	146,250	146,250	146,250	146,250	146,250
250,000	162,500	162,500	162,500	162,500	162,500
300,000	195,000	195,000	195,000	195,000	195,000
400,000	260,000	260,000	260,000	260,000	260,000
450,000	292,500	292,500	292,500	292,500	292,500
500,000	325,000	325,000	325,000	325,000	325,000

Other

Mr. Eppler, Mr. Madison, Ms. Samil, Mr. Charlton, and Mr. Chadwick may elect to participate in a deferred compensation plan and defer the receipt of up to 50% of salary and up to 100% of bonus and option gain. Benefits are equal to the amount credited to each executive’s individual account based on compensation deferred plus applicable investment returns as specified by the executive upon election to participate in the plan. Investment options are similar to those provided to participants in Cleco’s Savings Plan, except for the Cleco stock investment option, and funds may be reallocated between investments at the discretion of the participant. Executives participating in the deferred compensation plan do not have the option of investing in Cleco stock. Benefits generally are payable when an executive retires or attains a specified age, subject to rules under the new American Jobs Creation Act of 2004.

Employment Agreements and Change in Control

Cleco has executive employment agreements with Mr. Eppler, Mr. Madison, Ms. Samil, Mr. Charlton, and Mr. Chadwick and other executive officers and general managers of Cleco. Each agreement provides generally for the payment of a minimum annual salary, participation in all Cleco benefit plans and programs applicable to Cleco’s executive officers, and reimbursement of employment-related expenses incurred during the term of employment. Under the agreements, the 2005 base salaries for the individuals named in the Summary Compensation Table are as follows:

• Mr. Eppler	$425,000

• Mr. Madison	$300,000

• Ms. Samil	$269,000

• Mr. Charlton	$218,000

• Mr. Chadwick	$220,000

Each agreement provides for an initial three-year term that renews annually for one additional year, unless either Cleco or the executive officer gives notice prior to renewal that such officer’s term of employment will not be extended. The agreements also generally require, among other things, the executives not to disclose confidential information related to Cleco and, for a period of one year after termination, not to hire Cleco officers, employees or agents, or solicit or divert any customer or supplier of Cleco.

Severance Payments

No severance is payable if Cleco terminates an executive for cause or the executive terminates other than on account of a constructive termination (generally, a material reduction in base compensation, authority or duties). If the executive terminates on account of death or disability, he or she is entitled to a prorated bonus for the year of termination. If Cleco terminates the executive, without cause, or the executive terminates on account of a constructive termination, he or she is entitled to the following: (a) payment of at least 100% of his or her annual base compensation; (b) payment of an incentive bonus payable in the target amount for the year of termination; (c) full vesting of service requirements under the SERP; (d) continued group medical coverage paid for by Cleco for up to 18 months after such termination; and (e) payment of certain relocation benefits. Severance benefits are payable to other executive officers and certain key managers.

Change in Control

If a change in control occurs and Cleco terminates the executive’s employment without cause or the executive terminates his or her employment for good reason, either within 60 days before or 36 months after such change, the executive will receive change in control benefits in lieu of any severance obligation otherwise payable under the agreement. The term “change in control” is defined in the LTIP and generally includes the following events:

•	Any person or group becomes the direct or indirect beneficial owner of 20% or more of Cleco’s outstanding voting securities;

•	The majority of Cleco’s board changes during a 24-month period;

•	As a result of a merger or consolidation, less than 80% of the surviving corporation’s outstanding voting securities are owned by former Cleco shareholders (excluding the affiliates of any party to the transaction);

•	Cleco sells, leases or otherwise disposes of all or substantially all of its assets;

•	Cleco’s shareholders approve a plan of dissolution or liquidation;

•	Cleco sells, leases or otherwise disposes of all or substantially all of its interest in Cleco Power LLC; or

•	Certain other significant events that Cleco would be required to report in a proxy statement.

The change in control benefits provided under the agreements for the named executive officers consist of: (a) an amount equal to three times the executive’s annual base compensation plus target incentive; (b) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the executive under Cleco’s long-term incentive plans; (c) full vesting of service requirements under the SERP and a minimum benefit; (d) an amount equal to Cleco’s maximum matching contribution obligation under the Savings Plan for a three-year period; (e) continued group medical coverage paid for by Cleco for up to three years or until similar coverage is obtained; and (f) certain relocation benefits.

In the event of a change in control, payments (for item (a) above) under the agreements for the individuals named in the Summary Compensation Table, using the base annual compensation and target incentive for 2005, would be approximately as follows:

• Mr. Eppler	$2,103,750

• Mr. Madison	$1,350,000

• Ms. Samil	$1,170,150

• Mr. Charlton	$915,600

• Mr. Chadwick	$924,000

Change in control benefits are provided to other executive officers and certain key managers.

Business Transaction

If the executive’s employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, the executive is entitled to the following: (a) payment of at least 100% of his or her annual base compensation; (b) an incentive bonus payable in the target amount for the year of termination; (c) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the executive under Cleco’s long-term incentive plans; (d) full vesting of service requirements under the SERP and a minimum benefit; (e) continued group medical coverage; and (f) relocation benefits. A business transaction is defined as the sale, lease or other disposition of all or a substantial portion of the assets of (or interests in) Cleco or an affiliate, to an entity other than another affiliate, as determined by the Committee, other than a transaction that constitutes a change in control. In the event of such a transaction involving Cleco Midstream Resources LLC, Mr. Charlton would receive an enhanced benefit equivalent to that received under a change in control.

Tax Payment

Payments to Mr. Eppler, Mr. Madison, Ms. Samil, Mr. Charlton, and Mr. Chadwick in connection with a change in control or business transaction will be increased, to the extent necessary, to offset the effects of any golden parachute excise taxes payable with respect to such payments. The agreements for other executive officers and certain key managers provide similar benefits or that benefits will be cut back in an amount sufficient to avoid applicable excise taxes.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”), composed entirely of independent directors (see “Proposal Number 1—Election of Four Class II Directors—Independence and Organization of the Board of Directors” above), is responsible for implementing or making recommendations to the board of directors with respect to Cleco’s officer compensation programs. The Committee has retained the services of executive compensation consultants to provide professional assistance, data and advice regarding pay practices at Cleco. This report describes the basis on which such 2004 compensation determinations or recommendations were made by the Committee with respect to Cleco’s executive officers and provides specific information regarding compensation of Cleco’s executive officers as a group. Cleco’s chief executive officer and the four other most highly compensated executive officers are sometimes referred to as the “Named Executives.”

Section 162(m) of the Internal Revenue Code limits to $1,000,000 in a taxable year the deduction Cleco may claim for compensation paid to an executive officer, unless certain performance-based requirements are met. Cleco has reviewed this provision and does not anticipate any payment of compensation in the near term in excess of that which is deductible under Section 162(m). Under the LTIP, which was presented to Cleco shareholders and approved at the 2000 annual meeting, the Committee has the discretion to determine whether to make grants or awards contingent upon the achievement of objective performance goals necessary to qualify as performance-based compensation under Section 162(m). See “Proposal Number 3—Approval of Amendment No. 3 to the LTIP and the Code Section 162(m) Renewal” below regarding the proposal to renew the performance goals set forth in the LTIP in order to allow certain grants and awards to continue to qualify as performance-based compensation deductible under Code Section 162(m).

Compensation Philosophy and Overall Objective of Executive Compensation Programs

Cleco seeks to ensure that executive compensation is directly linked to corporate performance and increased shareholder value and is comparable with pay practices similar to those of comparable electric utilities and energy services companies. Each year, the Committee, in making compensation decisions and recommendations, and the board of directors, in considering recommendations of the Committee and approving compensation levels, reviews Cleco’s performance and compares such performance to specified internal and external performance standards. The following guidelines are used by the Committee to make compensation decisions and recommendations:

•	Provide variable compensation opportunities that are directly linked to the financial and operational performance of Cleco and are aligned with the interests of Cleco’s shareholders.

•	Provide incentives to increase corporate performance and shareholder value relative to the level achieved at comparable electric utilities and energy services companies. When compared to the market, Cleco’s strong performance orientation places more emphasis on the performance-based components of compensation than its peer group, as validated by Cleco’s executive compensation consultants.

•	Establish executive officer base pay levels relative to the 50th percentile of the competitive market, while providing incentive award opportunities above the 50th percentile when specific performance objectives are achieved.

•	Provide a competitive total compensation package that has a significant “at-risk” component and enables Cleco to attract and retain key executives.

Compensation Program Components

In general, the compensation program for executive officers currently is comprised of base salary, annual performance-related incentives, performance-based awards of restricted stock and related opportunity shares (additional stock awards based on exceeding company performance targets), and periodic grants of stock options. For employee retention and recognition purposes, limited use of time-based restricted stock awards is considered from time to time in support of business needs. The awards of performance-based restricted stock, related opportunity shares, time-based restricted stock, and grants of stock options are made under the LTIP. The components of the compensation program for Cleco’s executive officers are further explained below.

Base Salaries

Base pay levels largely are determined through comparisons with those of companies in a peer group selected on the basis of similarity of scope and operational business mix to Cleco (“Base Peer Group”). Data from this Base Peer Group are then regressed to mitigate the impact of size on compensation levels, and more accurately reflect the fact that Cleco’s size is in some cases, smaller than other companies in the group. For 2004, the Base Peer Group consisted of the following 18 companies: ALLETE, Inc.; Alliant Energy Corporation; Ameren Corporation; Black Hills Corporation; CH Energy Group, Inc.; DPL, Inc.; DQE, Inc.; DTE Energy Company; El Paso Electric Company; Entergy Corporation; Great Plains Energy Inc.; NSTAR; Otter Tail Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; SCANA Corporation; and UniSource Energy Corporation. For 2005, the Committee approved the removal of one company (ALLETE, Inc.) from the Base Peer Group due to its mix of business. Individual position comparisons are based on the responsibilities of the specific executive and the appropriate competitive market comparison. Actual salaries are based on individual performance contributions within an overall salary and total compensation administration program. While the actual relationship may vary from year to year, it is Cleco’s policy to set base pay levels for Cleco’s executive officers, including the Named Executives, relative to the 50th percentile of the competitive market. Including 2004 base salary increases, actual base pay levels for Cleco’s executive officers as a group, including the Named Executives, were consistent with this policy. Increases in base salaries for 2004 for continuing executive officers were recommended by the Committee and approved by the board of directors in January 2004. In January 2004, of the Named Executives, other than the chief executive officer, only one (Mr. Chadwick) received a base pay increase to address the position of his base pay relative to the competitive market. The other three Named Executives received merit lump sum payments that averaged 2% to recognize performance during 2004.

For 2005, increases approved for the Named Executives averaged 4.3%. In considering individual performance or contributions and base salary levels as compared to the market, merit lump sum payments may be awarded in place of base salary increases to certain executives, including the Named Executives, to recognize high-performers whose pay is already competitive with market compensation values.

Annual Incentive Compensation

Cleco’s executive officers are eligible to participate in an annual incentive compensation program (“AIP”). The objectives of the AIP are to deliver competitive levels of bonus opportunity, based on the attainment of specific short-term financial and operational objectives. Performance measures used in the AIP are selected as they contribute to enhanced shareholder value and reinforce behavior that contributes to consistent growth of the enterprise. Using size-adjusted compensation market data, the Committee establishes total target annual bonus levels intended to be above the 50th percentile bonus levels at companies in a selected comparator group that is of similar scope as Cleco. All of the companies used in this competitive analysis are included in one or more of the following indices: the Edison Electric Institute Index and the S&P Small and MidCap Multi and Electric Utilities Index. The Edison Electric Institute Index is provided in the Performance Graph included in this proxy (on page 27) for common stock performance comparison purposes as it continues to be a widely recognized and used representation of our overall industry. Based on Cleco’s size and scope of operations for 2004, the

Committee approved the use of companies in the S&P Small and MidCap Multi and Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive plan purposes (the “Incentive Plan Peer Group”). Companies in this Incentive Plan Peer Group include some of the companies listed in the Edison Electric Institute Index, as well as Energen Corporation; Equitable Resources Inc.; National Fuel Gas Company; Oneok Inc.; and Questar Corporation. Targeted awards for Cleco’s corporate officers under this program range from 12% to 65% of base salary. Awards are paid in the first quarter of the year following the year for which the award is earned. The amounts of actual awards are further subject to the discretion of the Committee and may be increased or decreased by up to 25%. While in the past awards have been based on both corporate and business unit performance, for 2004, Cleco’s AIP focused on corporate financial and non-financial measures only. The corporate financial performance objectives comprised approximately 55% to 70% of the total target bonus levels and were based on earnings-per-share goals and Cleco’s return on average equity (adjusting for the effects of Perryville on the corporation’s earnings) in relation to that of companies in the Incentive Plan Peer Group. The corporate non-financial measures related to safety, performance management and customer satisfaction, which together comprised 30% to 45% of total target bonus levels. Based on actual results, the maximum award that can be earned under the AIP formula is 144% of target. For 2005, the Committee has approved the use of companies in the S&P Small and MidCap Electric Utilities Index as the new AIP peer group.

Based on Cleco’s 2004 performance, the Committee approved awards at 134.54% of target annual bonus levels as specified in the AIP.

Long-Term Incentive Compensation Plan

The Committee supports increased stock ownership by Cleco’s key executives and favors awards to key executives of stock and/or cash based on Cleco’s stock price appreciation and other measures of performance. The basis for such position is the Committee’s belief that Cleco benefits by providing those persons who have substantial responsibility for the management and growth of Cleco with additional incentives. Under the LTIP, executive officers may be eligible to receive performance-based and other grants of restricted stock, related opportunity shares, restricted unit grant awards, related opportunity units, stock options and stock appreciation rights, giving them the right to receive or purchase shares of Cleco common stock under specified circumstances or to receive cash awards based on Cleco’s stock price appreciation or the achievement of pre-established long-term performance goals. The Committee believes that such programs also are important as a means of retaining senior management over the long term. The number of shares of Cleco common stock and other awards granted to executive officers under the LTIP are based on competitive compensation practices of companies in the Incentive Plan Peer Group as described above. One of the benefits realized from the use of restricted stock awards has been executive stock ownership levels comparable with those of companies in the Incentive Plan Peer Group without establishment of formal ownership requirements.

Provisions of the long-term performance-based restricted stock grants program require an additional three-year holding period following vesting before any shares may be sold or transferred. Because of this requirement, the LTIP provides for the payment of a tax gross-up on the value of the shares earned in each performance cycle. This allows executives to avoid selling shares to cover the tax liability, thereby encouraging long-term stock ownership. The added value resulting from the tax gross-up is considered when determining the target award level for each executive. Grants of performance-based restricted stock under the LTIP were made to all named executive officers in 2004, with a potential value, if any, based on Cleco’s performance during a three-year performance cycle and as compared to the Incentive Plan Peer Group over the same period. In recent years, in order for performance-based restricted stock and opportunity shares to be earned, two criteria had to be met. First, in order for any payout to occur, Cleco’s relative total shareholder return had to be at or above the 40th percentile of an industry peer group approved by the Committee. Second, if relative total shareholder return met the 40th percentile threshold, actual payout was determined by performance on objective measures, which included compound growth in net income and return on investment over the performance period. For the twelfth three-year performance cycle, which ended December 31, 2004, Cleco did not achieve the required threshold performance level during that performance period. Thus, no award was paid for the three-year performance cycle ended December 31, 2004. For retention purposes, grants of time-based restricted stock were made to the Named Executives and other selected individuals. These grants, approved in January 2004, will vest at the end of three years (at December 31, 2006) and, unlike performance-based shares, have no tax gross-up feature.

Beginning with the cycle granted in January 2004, in order to more closely reflect competitive practice, relative total shareholder return (TSR) will be used as the sole performance measure. TSR at the end of the three-year performance cycle, at or above the 30th percentile (threshold performance), would result in a payout between 30% of target (at threshold performance) and a maximum of 200% of target (for being the highest performer). For 2004, the Committee approved the use of companies in the S&P Small and MidCap Multi and Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive plan purposes. For 2005, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison as the new peer group.

2004 Compensation for the President and Chief Executive Officer

The Committee believes that the role of the chief executive officer is particularly important in reaching corporate goals and accomplishing organizational objectives. As such, for 2004, the Committee made the following recommendations or determinations regarding the compensation for Mr. Eppler:

•	Base Salary–In January 2004, Mr. Eppler received a 2.4% increase in base salary from $415,000 to $425,000. Since Mr. Eppler will be retiring in 2005, the Committee determined not to make an adjustment in his compensation for the portion of the year during which he will remain CEO; however, the Committee did determine that based on Mr. Eppler’s significant past and continuing contributions to Cleco he should be granted a $50,000 lump sum payment at the time of his retirement. This will be in addition to retirement and other benefits otherwise payable to Mr. Eppler under Cleco’s employee benefit programs.

•	Annual Incentive–Mr. Eppler was eligible to participate in Cleco’s AIP for 2004 as discussed above. The chief executive officer’s 2004 target award was 65% of base salary. Based on the results of the AIP’s performance measures, Mr. Eppler received an award under the Company’s AIP of 134.54% of target, or 87.5% of his base pay, equal to $371,770.

•	Long-Term Incentive Plan– In January 2004, Mr. Eppler was granted 17,630 shares for the three-year performance cycle ended December 31, 2006. Additionally, for retention purposes, a grant of time-based, restricted stock was approved for Mr. Eppler in January 2004. The grant, in the amount of 5,043 shares, will vest at the end of three years (at December 31, 2006) and has no tax gross-up feature. The number of shares of stock and other awards granted to the chief executive officer under the LTIP are based on competitive practices within the defined competitive market for the position. Administration is consistent with the provisions of the plan as described above in “Long-Term Incentive Compensation Plan.” For the three-year performance cycle ended December 31, 2004, the chief executive officer did not receive an award payout, and he forfeited 14,444 shares. In January 2005, Mr. Eppler was granted 15,946 shares for the three-year performance cycle ending December 31, 2007.

•	As stated above, Mr. Eppler has notified the board of directors that he intends to retire from Cleco in June 2005 or later in the year if necessary to facilitate an orderly management transition. In addition to the $50,000 lump sum payment discussed under “Base Salary” above, Mr. Eppler will receive a pro rata payout of target and opportunity shares of LTIP performance cycles ending December 31, 2005, 2006, and 2007, which will result in the award of 751 additional shares over those currently awarded to him under these performance cycles. His gross SERP benefit will be approximately $26,000 per month and will be reduced by any pension benefits payable. The LTIP payout and the SERP monthly benefit are calculated as of June 1, 2005.

Summary

The Committee believes that base pay levels, increases, and performance-based awards are reasonable and competitive with the compensation programs provided to officers and other executives by other companies of similar size and complexity to Cleco. The Committee believes further that the degree of performance sensitivity in the AIP continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of Cleco. The LTIP provides, in the view of the Committee, financial opportunities to participants and retention features for Cleco that are consistent with the relative returns that are generated on behalf of Cleco’s shareholders.

The Compensation Committee of the Board of Directors of Cleco Corporation

William H. Walker, Jr., Chairman

Brig. General Sherian G. Cadoria (U.S. Army Retired)

F. Ben James, Jr.

Elton R. King

William L. Marks

Compensation Committee Interlocks and Insider Participation

The members of the Committee are set forth above. There are no matters relating to interlocks or insider participation of the Committee members that Cleco is required to report.

PERFORMANCE GRAPH

The following performance graph compares the performance of Cleco common stock to the S&P 500 Index and to the Edison Electric Institute Index, which includes Cleco, for Cleco’s last five fiscal years. The graph assumes that the value of the investment in Cleco common stock and each index was $100 at December 31, 1999, and that all dividends were reinvested.

	December 31,
	1999	2000	2001	2002	2003	2004
Cleco	$100.00	$178.05	$148.64	$99.76	$135.61	$160.35
S&P 500 Index	$100.00	$151.25	$141.70	$143.77	$173.21	$205.33
EEI Index(1)	$100.00	$150.66	$139.92	$118.22	$145.91	$178.76

(1)	As of December 31, 2004, the Edison Electric Institute Index was comprised of: Allegheny Energy, Inc.; ALLETE, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Aquila, Inc.; Avista Corporation; Black Hills Corporation; CenterPoint Energy, Inc.; Central Vermont Public Service Corporation; CH Energy Group, Inc.; Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; Consolidated Edison, Inc.; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DPL, Inc.; Duquesne Light Holdings, Inc. (formerly DQE, Inc.); DTE Energy Company; Duke Energy Corporation; Edison International; El Paso Electric Company; The Empire District Electric Company; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; Great Plains Energy Inc.; Green Mountain Power Corporation; Hawaiian Electric Industries, Inc.; IDACORP, Inc.; Keyspan Corporation; Maine & Maritimes Corporation (new holding company of Maine Public Service Company); MDU Resources Group, Inc.; MGE Energy, Inc.; NiSource, Inc.; Northeast Utilities; NSTAR; OGE Energy Corp.; Otter Tail Corporation; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; TECO Energy, Inc.; TXU Corp.; UIL Holdings Corporation; UniSource Energy Corporation; Unitil Corporation; Vectren Corporation; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation; and Xcel Energy Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, composed entirely of independent directors (see “Proposal Number 1—Election of Four Class II Directors—Independence and Organization of the Board of Directors” above), includes six directors who also meet the additional requirements for independence as defined under the rules of the SEC and the NYSE listing standards applicable to audit committee members. The board of directors also has determined that Mr. Westbrook is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted by the board of directors in April 2000 and revised in January 2004, a copy of which is posted on Cleco’s homepage at http://www.cleco.com.

Management has the responsibility for the preparation of Cleco’s financial statements, and PricewaterhouseCoopers LLP (the “Independent Auditors”) has the responsibility for the audit of those statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of Cleco’s independent auditors; reviews the scope of audits; reviews and recommends to the board of directors financial reporting and accounting practices; and reviews Cleco’s procedures for internal auditing and the adequacy of the systems of internal controls of Cleco. On a quarterly basis, the Audit Committee reviews all activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct.

The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2004. The meetings were designed to facilitate and encourage private communication between the Audit Committee and Cleco’s internal auditors, the Independent Auditors, and management.

During these meetings, the Audit Committee reviewed and discussed the financial statements with management of Cleco and the Independent Auditors. The discussions with the Independent Auditors included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter regarding independence from the Independent Auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed this information with the Independent Auditors.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

The Audit Committee of the Board of Directors of Cleco Corporation

W. Larry Westbrook, Chairman

Brig. General Sherian G. Cadoria (U.S. Army Retired)

Richard B. Crowell

F. Ben James, Jr.

Elton R. King

Ray B. Nesbitt

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

Cleco is asking the shareholders to ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005. The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year, if the Audit Committee determines that such a change would be in Cleco’s and its shareholders’ best interests. Section 301 of the Sarbanes-Oxley Act of 2002 provides that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of Cleco’s independent auditing firm.

The firm of PricewaterhouseCoopers LLP, or its predecessor, Coopers & Lybrand LLP, an independent registered public accounting firm, has served as auditors of Cleco and its predecessor continuously since 1952. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting of shareholders. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

RELATIONSHIP WITH ACCOUNTANTS

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for Cleco by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Audit	$1,428,465	$473,456
Audit Related	118,126	121,727
Tax	173,728	475,854
All Other	—	—

Total	$1,720,319	$1,071,037

The Audit fees for 2004 were for professional services rendered for the audits of Cleco’s consolidated financial statements; the review of those financial statements included in Cleco’s quarterly reports on Form 10-Q; testing required by Section 404 of the Sarbanes-Oxley Act of 2002 ($896,325); issuance of comfort letters; prospectus supplement review; and assistance with review of documents filed with the SEC. The Audit fees for 2003 were for professional services rendered for the audits of Cleco’s consolidated financial statements; the review of those financial statements included in Cleco’s quarterly reports on Form 10-Q; issuance of comfort letters; and assistance with review of documents filed with the SEC.

The Audit Related fees billed during 2004 and 2003 were for accounting consultations and assurance and other services related to employee benefit plan audits.

The Tax fees billed during 2004 and 2003 were for services related to tax compliance reviews, tax planning and tax advice, including assistance with and representation in tax audits and appeals; tax services for employee benefit plans; and requests for rulings or technical advice from tax authorities.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by the Independent Auditors. The policy requires the general pre-approval of annual audit services and specific pre-approval of all other permitted services. In determining whether to pre-approve permitted services, the Audit Committee considers whether such services are consistent with SEC rules and regulations. Furthermore, requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided. The Independent Auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Auditors in accordance with this pre-approval and the fees for the services performed to date. All of the 2004 audit and non-audit services described above were pre-approved by the Audit Committee in accordance with the policy described above and pursuant to applicable rules of the SEC. None of the 2003 audit and non-audit services described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The board of directors unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005.

PROPOSAL NUMBER 3—APPROVAL OF AMENDMENT NO. 3 TO THE LTIP AND

THE CODE SECTION 162(M) RENEWAL

Cleco’s shareholders are being asked to approve (i) an amendment of the Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the “LTIP”) to increase the number of shares of Cleco’s common stock reserved for issuance under the LTIP by 1,600,000 shares and (ii) the renewal of the material terms of the performance-based goals under the LTIP in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m) (the “Code Section 162(m) renewal”).

The Compensation Committee (the “Committee”) and the full board of directors unanimously have approved the amendment to increase the number of shares reserved for issuance under the LTIP and provide additional procedures relating to how shares are counted for purposes of the limits under the LTIP, subject to shareholder approval at the annual meeting. The full text of the amendment is included as Appendix C to this proxy statement. Of the 1,600,000 shares of Cleco common stock originally reserved for issuance under the LTIP when approved by shareholders in 2000, 437,559 shares remain available for grant as of February 28, 2005, such that if the proposed amendment is approved, approximately 2,037,559 shares will be available for future grants under the LTIP. The proposed amendment will assure that a sufficient reserve of common stock remains available for issuance under the LTIP in order to allow Cleco to continue to utilize equity incentives to attract and retain the services of key individuals and other personnel essential to its long-term success and to meet its obligations under the LTIP in the event of a change in control. Cleco relies on equity incentives in order to attract and retain key employees and other personnel and believes such equity incentives are necessary for it to remain competitive in the marketplace for executive talent and other key employees.

Cleco is not proposing any amendment to the terms of the LTIP with respect to the reapproval of material terms of the performance-based goals under the LTIP. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation. The Section 162(m) regulations generally require that shareholders approve the material terms of the performance goals, and that performance goals be submitted for reapproval no later than five years after initial shareholder approval. Cleco shareholders initially approved the performance-based goals in the LTIP approximately five years ago at Cleco’s 2000 Annual Meeting. The performance-based goals are set forth in the five bullet points under the caption “—Code Section 162(m)” below.

The following is a summary of the principal features of the LTIP. The summary, however, does not purport to be a complete description of all provisions of the LTIP. The LTIP is filed with the SEC as an exhibit to Cleco’s annual report on Form 10-K. In addition, any Cleco shareholder who wishes to obtain a copy of the actual plan document may do so without charge upon written request to the Corporate Secretary at Cleco’s principal executive offices in Pineville, Louisiana.

Summary of the LTIP

Administration. The LTIP is ordinarily administered by the Committee. The board may act instead of the Committee, and the Committee may delegate certain of its administrative duties to executive officers of Cleco. The Committee has the discretion to designate participants, grant awards, establish rules and procedures, interpret and construe the LTIP, and make such other determinations as may be necessary to administer the LTIP.

Affiliates; Participation. Entities owned 50% or more by Cleco are defined as affiliates under the LTIP, including such entities that may be formed or acquired in the future. The Committee designates affiliates whose employees are eligible to participate in the LTIP.

Employees of Cleco and its participating affiliates are eligible to receive grants and awards under the LTIP when designated by the Committee. As of February 28, 2005, there were approximately 104 employees eligible to participate in the LTIP, all of which have received grants or awards under the plan.

Non-management directors of Cleco and its participating affiliates also participate in the LTIP. As of February 28, 2005, ten non-management directors were eligible to receive certain grants and awards under the plan.

Number of Shares. Currently, a total of 1,600,000 shares of Cleco common stock, subject to adjustment for changes in the capitalization of Cleco, has been reserved for issuance under the LTIP. Shares subject to awards that are canceled, forfeited, expired or otherwise lapse without shares being issued thereunder are again available for awards under the LTIP. By this proposal Cleco is seeking shareholder approval to increase the number of shares reserved for issuance under the LTIP by 1,600,000 additional shares. The proposed amendment also provides that shares tendered in payment of the exercise price of an award or withheld in satisfaction of tax withholding obligations will become available again for grant under the LTIP, and that shares subject to a stock appreciation right issued in tandem with an option will not reduce the number of shares available for grant under the plan. As of March 15, 2005, the closing price of Cleco common stock as reported on the New York Stock Exchange was $21.28.

Grants and Awards. Nonqualified or incentive stock options, stock appreciation rights, restricted stock, and/or common stock equivalent units may be granted or awarded by the Committee under the LTIP. Each grant or award is evidenced by an agreement between the Committee and each employee or non-management director and is subject to the terms and conditions described below.

Imposition of Performance Objectives. The Committee may impose performance objectives as a condition of any grant or award under the LTIP. The Committee establishes performance objectives at the time of the grant or award or annually during the term of the grant or award and the period during which the objectives must be attained, referred to as a “performance cycle.” Once established, performance objectives can be changed, adjusted or amended during a performance cycle in the discretion of the Committee. The Committee may waive all or any portion of the performance objectives during or after a performance cycle on account of a change in circumstances. At the conclusion of each performance cycle, the Committee determines whether the performance objectives have been achieved, in whole or in part, and the portion of any grant or award that is free of restriction on account of the attainment of the objectives.

Options. Nonqualified, or nonstatutory, and incentive stock options can be granted under the LTIP to employees of Cleco and its participating affiliates. The Committee designates the employees eligible to receive grants and determines the terms and conditions of each option, which include:

•	The exercise price, which cannot be less than the fair market value of Cleco common stock on the date of grant with respect to incentive stock options, or less than 85% of the fair market value of Cleco common stock on the date of grant with respect to nonqualified options;

•	The number of shares of Cleco common stock subject to the option;

•	The time or times at which the option is exercisable;

•	The term of any option, which cannot be more than ten years from the date of grant; and

•	Any additional conditions imposed on exercise, such as the attainment of performance objectives.

Options are exercisable when all conditions imposed on exercise have been satisfied or expire. Unless otherwise provided by the Committee, nonqualified stock options granted under the LTIP are exercisable only while a participant is an employee of Cleco or an affiliate; thereafter, such nonqualified stock options are exercisable, only to the extent exercisable as of the participant’s severance of employment as follows: (i) during the one-year period following the date of the participant’s death, but by the participant’s estate or heirs; (ii) during the three-year period following the participant’s disability or retirement; or (iii) during the 30-day period following a termination of employment for any other reason, except cause. Unless otherwise provided by the Committee, incentive stock options granted under the LTIP are exercisable only while a participant is an employee of Cleco or an affiliate and thereafter, to the extent exercisable as of the participant’s severance of employment, during the three-month period following such severance for any reason, except cause. Unless provided otherwise by the Committee, if a participant’s employment is terminated for cause, then notwithstanding any provision of the LTIP or any related form or agreement to the contrary, options granted shall be deemed canceled and forfeited as of the date of such termination. Under the 1990 Long-Term Incentive Compensation Plan which expired in December 1999, a nonstatutory stock option and any attached stock appreciation right related to such nonstatutory stock option and an unattached stock appreciation right are terminated and no longer are exercisable after the following: (i) the expiration of three years following the termination of employment because of disability or retirement under a retirement plan maintained by Cleco of the key employee to whom the nonstatutory stock option or unattached stock appreciation right was granted; or (ii) the expiration of three years following the termination of service on the board of directors because of disability by the eligible director to whom the nonstatutory stock option was granted; or (iii) the expiration of thirty days following the termination of employment by the key employee for any reason other than death, disability, or retirement; or (iv) the expiration of thirty days following the termination of service on the board of directors by the eligible director for any reason other than death or disability. The permissible means of payment for shares of Cleco common stock issued upon the exercise of an option are specified in each option agreement and can include cash, cash equivalents, shares of common stock, subject to certain limitations, or broker-assisted same-day sales. Before common stock is issued upon the exercise of an option, an employee has no rights as a shareholder with respect to the shares subject to the option.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive the value of the appreciation of a share of Cleco common stock. Appreciation is measured as the difference between the fair market value of a share of Cleco common stock on the date the SAR is granted and the fair market value on the date the SAR is exercised. The Committee can grant SARs either concurrently with an option or separately, without regard to an option. SARs granted concurrently with an option are generally subject to the same terms and conditions as the related option. The terms and conditions of a SAR granted without regard to a related option are determined by the Committee and include the number of shares of common stock subject to the SAR, the time or times at which the SAR is exercisable, and any conditions imposed on the exercise of the SAR, such as the completion of a designated period of employment and/or attainment of performance objectives. When a SAR is exercised, appreciation is payable, in the discretion of the Committee, in the form of Cleco common stock, cash or a combination thereof.

Restricted Stock. The LTIP permits the Committee to award shares of restricted stock, which is an award of Cleco common stock that is subject to restriction on transfer or other disposition for a designated period. The Committee designates the conditions that must be satisfied during the restriction period, such as the completion of a specified period of employment and/or the attainment of specified performance objectives.

Subject to any limitations imposed by the Committee, employees who receive an award of restricted stock generally have all rights and privileges of shareholders during the restriction period, including voting rights and the right to receive dividends. Shares of common stock relating to an award of restricted stock ordinarily are issued at the time of the award but held by Cleco in escrow until the end of the restriction period.

Common Stock Equivalent Units. The Committee may award common stock equivalent units, the value of which is related to the value of shares of Cleco common stock. No common stock is issuable with respect to the award of a common stock equivalent unit. Instead, each unit is credited to a bookkeeping account as of the date of award. The Committee may award dividend equivalent units in connection with the award of common stock equivalent units. If such units are awarded, as of each dividend payment date an amount equal to dividends paid on shares of Cleco common stock is credited to each ledger account based upon the number of units credited to such account on the payment date. Common stock equivalent units are distributable at the time or times designated by the Committee; distribution may be contingent upon the completion of a specified period of employment and/or the attainment of performance objectives. Common stock equivalent units may be distributed in the form of cash, common stock, including restricted stock, or a combination thereof, in the discretion of the Committee. Employees granted common stock equivalent units are not entitled to the rights of a shareholder of Cleco prior to the issuance of shares of common stock with respect to the units.

Tax Payments. The Committee may grant to an employee a cash award in connection with any grant or award made under the LTIP. The cash award is intended to provide all or a portion of the funds necessary to pay any taxes associated with the grant or award, including any taxes imposed on account of the cash award itself.

Grants and Awards to Non-Management Directors. Each non-management director of Cleco and any designated affiliate can elect to receive all or any portion of his or her director’s fees in the form of Cleco common stock instead of cash. In addition, each such non-management director is eligible to receive the following grants and awards under the LTIP:

•	an annual restricted stock award of Cleco common stock valued at $40,000, not to exceed 5,000 shares of stock in any year. The grant date of the award is the date of the January board meeting each year, and the valuation date of the stock is the first trading day of the year. The number of shares issued is determined by dividing 85% of the stock price on the valuation date into $40,000. Non-management directors are not required to provide any consideration in exchange for the restricted stock award. Restrictions on the stock applicable to the award lapse after a six-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period.

From time to time, the Committee may make additional grants or awards to non-management directors, subject to such terms and conditions as the Committee deems appropriate, except that incentive stock options cannot be granted to non-management directors and in no event will any individual grant or award exceed 5,000 shares of Cleco common stock in any year.

Lapse of Restrictions upon Change in Control. Upon the occurrence of a change in control, all restrictions imposed on grants and awards lapse; all outstanding options become immediately exercisable and remain exercisable for six months; all common stock equivalent units become immediately distributable; and all performance objectives are deemed satisfied. For this purpose, Cleco’s board of directors determines whether a change in control has occurred based upon the occurrence of the following events:

•	An event requiring disclosure in Cleco’s proxy statement as a change in control;

•	The acquisition by any person or group of persons of 20% or more of the voting power of Cleco’s then outstanding securities;

•	During any consecutive 24-month period, a change in the composition of Cleco’s board, which excludes a majority of the continuing board without the approval or recommendation of the board;

•	The merger of Cleco into another entity or the consolidation of Cleco with another entity, other than a merger or consolidation with an affiliate, if less than 80% of the surviving corporation’s voting securities are owned in the aggregate by the former shareholders of Cleco;

•	The sale, lease or other disposition of all or substantially all of the assets of Cleco in one or a series of transactions;

•	The approval by Cleco’s shareholders of a plan of dissolution or liquidation; or

•	The sale of substantially all of the assets or common stock of Cleco Power LLC.

Lapse of Restrictions in Connection with Business Transaction. If an employee’s employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, such employee’s outstanding grants and awards generally vest and are exercisable. A “business transaction” is defined as the sale of the stock or equity interests of an affiliate of Cleco or the sale of all or a substantial portion of the assets of an affiliate of Cleco.

Forfeiture of Grants and Awards. The LTIP generally provides for the automatic forfeiture of any outstanding grant or award if an employee is terminated for cause. The term “cause” is defined as the intentional commission of an act of fraud, theft or embezzlement in the course of employment, the commission of an act that is materially injurious to Cleco’s or an affiliate’s financial condition or business reputation, intentional damage to the property of Cleco or an affiliate, the wrongful disclosure of confidential information or the refusal to perform material job duties.

Fair Market Value. The LTIP provides that the fair market value of a share of Cleco’s common stock is the average of the high and low sales prices on the New York Stock Exchange Composite Transactions reporting system on the date value is determined or, if no sales are reported on that day, the immediately preceding day on which a sale occurs. As of February 28, 2005, the average of the highest and lowest sales prices of common stock on the New York Stock Exchange Composite Transactions reporting system was $20.375 (rounded to the nearest 1/8) per share.

Transferability of Grants and Awards. Grants and awards under the LTIP generally are not subject to transfer, assignment, pledge, alienation or other form of encumbrance, except in the event of death. The Committee, in its discretion, may permit the transfer of any grant or award under the LTIP, except that incentive stock options and SARs related thereto cannot be transferred. Transfers are restricted to members of an employee’s or director’s immediate family, any trust for the benefit of such family members, and/or partnership comprised of family members. As a condition of any transfer, the employee or director and the transferee will be required to enter into an agreement with the Committee pursuant to which the employee agrees to satisfy his or her applicable income and employment tax obligations and the transferee agrees to be bound by such terms and conditions as the Committee deems necessary or appropriate.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event of a recapitalization, stock dividend, stock split, combination of shares or other similar change in Cleco’s capital structure that is effected without the receipt of consideration, appropriate proportional adjustments may be made in the number of shares of stock subject to the LTIP, the number of shares issuable under any grant or award, the purchase price of any option or the performance objectives applicable to any grant or award.

In the event of any merger, consolidation or reorganization of Cleco with another entity that does not constitute a “change in control,” shares of common stock then subject to the LTIP will be replaced with the number and kind of shares or other securities to which the holders of common stock are entitled in the transaction.

Amendment and Termination. Cleco’s board of directors may amend or discontinue the LTIP at any time, without the approval or consent of shareholders; provided, however, that no amendment may adversely affect the rights of a participant with respect to awards granted prior to the date of the amendment, and the New York Stock Exchange requires that any material plan amendment be approved by shareholders.

Code Section 162(m)

Under Code Section 162(m), compensation in excess of $1 million that is paid to Cleco’s Named Executives and other “covered employees” cannot be deducted. Qualifying performance-based compensation is exempt from the calculation of the limit.

To preserve Cleco’s ability to deduct the compensation associated with grants and awards made under the LTIP, the plan provides that grants or awards made to an individual employee in any calendar year cannot cover an aggregate of more than 250,000 shares of Cleco common stock. The maximum aggregate amount distributable in the form of cash that may be paid to an individual employee in any calendar year is $500,000.

The LTIP permits, but does not require, the Committee to structure any grant or award made to a Named Executive or any other “covered employee” as performance-based compensation. The particular performance-based objectives that may be imposed in connection with a grant or award that qualifies as performance-based compensation under Code Section 162(m) are:

•	Cleco’s earnings per share during a specified performance cycle;

•	Cleco’s return on assets or return on equity during a specified performance cycle;

•	Cleco’s return on investment or growth in income (whether gross or net) during a specified performance cycle;

•	Cleco’s market share during a specified performance cycle; or

•	Changes in the value of Cleco common stock.

For the LTIP cycle beginning January 1, 2004, the Committee established total shareholder return (defined as the Cleco common stock price appreciation plus dividends paid during the performance cycle) as the LTIP measure, based on its determination that such measure is more consistent with market practice. Attainment of the performance objectives can be determined with respect to the performance of Cleco and its affiliates (or any division, unit or profit center thereof) or such performance when compared to a designated peer group.

Federal Income Tax Consequences

The following summary is based upon current interpretations of existing federal income tax laws. It does not purport to be complete, and it does not discuss the tax consequences arising in the context of the employee’s or director’s death or the income tax laws of any local, state or foreign country in which the employee’s or director’s income or gain may be taxable.

Options. There are no immediate federal income tax consequences to either an employee or director on the grant of a nonqualified option. Upon exercise, the employee or director recognizes taxable income in an amount equal to the excess of the then fair market value of Cleco common stock over the exercise price, and, subject to the limitations of Code Section 162(m), Cleco is generally entitled to a deduction equal to the amount included in income by the optionee. Any taxable income recognized in connection with the exercise of a nonqualified option is added to the basis of the stock acquired on the exercise of the option and, as to an employee, is subject to withholding for income and employment taxes. When shares acquired on the exercise of the option are sold, any difference between the sales price and the employee’s or director’s basis is treated as long-term or short-term capital gain or loss, depending upon the holding period.

An employee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, but the exercise is an adjustment item for alternative minimum tax purposes and may subject the employee to the alternative minimum tax. Upon the subsequent disposition of shares of Cleco common stock acquired on the exercise of an incentive stock option, an employee will recognize capital gain or loss in an amount equal to the difference between the exercise price and the sales price, provided the shares are not disposed of within two years of the date of grant and one year from the date of exercise of the incentive stock option. An employee disposing of shares prior to the expiration of these holding periods will recognize taxable income in an amount equal to the difference between the option price and the fair market value of such shares on the exercise date. Cleco is entitled to a deduction in connection with the exercise of an incentive stock option only to the extent, and at the same time, that the employee realizes taxable income from a disqualifying disposition.

Stock Appreciation Rights. The grant of a SAR generally does not result in income to an employee or a deduction for Cleco. Upon the exercise of a SAR, an employee will recognize ordinary income and Cleco will be entitled to a corresponding deduction in an amount equal to the fair market value of Cleco common stock or cash received by the employee.

Restricted Stock. Absent an 83(b) election (as described below), there are no immediate federal income tax consequences to an employee, a non-management director or Cleco upon the award of restricted stock. When the restricted stock no longer is subject to a substantial risk of forfeiture or the restrictions on transfer lapse, an employee or director recognizes ordinary income in an amount equal to the then fair market value of Cleco common stock. Cleco is entitled to a deduction in the year of lapse in an amount equal to the amount the employee or director is required to recognize as ordinary income, subject to any limitations imposed under Code Section 162(m). Dividends paid on restricted stock are taxable to the employee or director as ordinary income and deductible by Cleco.

Pursuant to Code Section 83(b), an employee or non-management director may elect to accelerate the date on which he or she recognizes ordinary income and begins his or her capital gains holding period by filing an election within 30 days after the award of restricted stock (an “83(b) election”). The ordinary income recognized on account of an 83(b) election is equal to the fair market value of Cleco common stock on the date of the award. Any ordinary income recognized by an employee on account of an 83(b) election is subject to withholding for income and employment taxes. Unless limited by Code Section 162(m), Cleco is entitled to a corresponding deduction at that time. Any dividends received by an employee after an 83(b) election has been made are taxable to such employee as dividends and not compensation.

Common Stock Equivalent Units. There generally are no federal income tax consequences to either an employee or Cleco on the grant or purchase of common stock equivalent units or the crediting of dividend equivalents to a ledger account. An employee recognizes taxable income upon the distribution of units and dividend equivalents, and Cleco is entitled to a deduction in the year of distribution in an amount equal to the amount the employee is required to recognize as taxable income, subject to the limitations of Code Section 162(m).

Cash Awards. Upon the receipt of a cash award, an employee recognizes taxable income in an amount equal to the cash received, and the amount of the award is subject to withholding for income and employment taxes. Unless limited by Code Section 162(m), Cleco will be entitled to a tax deduction in the amount and at the time the employee recognizes ordinary income.

Change in Control. The acceleration of the exercisability or the vesting of a grant or award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Code Section 280G. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and Cleco is denied a deduction with respect to such excess. The LTIP provides that, absent a specific agreement with an employee to the contrary, parachute payments under the LTIP will be limited to 300% of the employee’s base amount less $1.

Code Section 409A. Code Section 409A imposes new constraints on nonqualified deferred compensation, and some awards under the LTIP may be subject to these new rules. Failure to comply with the new rules under Section 409A may result in the early taxation of deferred compensation and the imposition of a 20% penalty. The new Section 409A is effective with respect to amounts deferred after December 31, 2004, but may also apply to amounts deferred earlier under arrangements which are materially modified after October 3, 2004. Nothing in the proposed amendment to the LTIP is intended to enlarge or modify those awards granted under the plan prior to December 31, 2004. In IRS Notice 2005-1, the Treasury Department has provided interim guidance on transition issues and the meaning of various provisions of new Section 409A and is expected to provide additional guidance later in calendar year 2005. We intend to design awards granted under the LTIP in a manner that will satisfy the requirements of the new Section 409A to avoid the imposition of excise tax thereunder, but anticipate that we may be required to amend the LTIP (and potentially outstanding award agreements) before December 31, 2005, to make changes necessary to comply with future guidance.

Plan Benefits

Because awards under the LTIP are granted at the discretion of the Committee, it is not possible for Cleco to determine the amount of awards that may be granted to the Named Executive Officers or to any of the other LTIP participants if the LTIP amendment is approved by shareholders. Furthermore, no awards or grants have been made under the LTIP that are contingent on approval of the proposed amendment by shareholders.

The board of directors recommends a vote “FOR” the approval of Amendment No. 3 to the LTIP and the Code Section 162(m) renewal.

ANNUAL REPORT

The enclosed 2004 Annual Report to Shareholders, which contains Cleco’s consolidated financial statements for the year ended December 31, 2004, accompanies the proxy material being mailed to all shareholders. The 2004 Annual Report to Shareholders is not a part of the proxy solicitation material.

PROPOSALS BY SHAREHOLDERS

Any shareholder who intends to present a proposal at the 2006 annual meeting of shareholders and who requests inclusion of the proposal in Cleco’s 2006 proxy statement and form of proxy, in accordance with applicable SEC rules, must file such proposal with Cleco no later than November 18, 2005. Proposals should be addressed to: Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Corporate Secretary.

The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2006 annual meeting of shareholders, the required notice generally must be received by the Cleco corporate secretary no later than December 22, 2005. In order for a matter to be properly presented at the meeting, the notice also must set forth as to each such matter of business proposed:

•	a brief description of the matter and the reasons for conducting it at the meeting;

•	the shareholder’s name and address;

•	the name of all other persons, if any, with whom the shareholder is acting in concert;

•	the class and number of Cleco shares beneficially owned by the shareholder;

•	the class and number of Cleco shares beneficially owned by all other persons, if any, with whom the shareholder is acting in concert; and

•	any material interest of the shareholder’s or any person with whom the shareholder is acting in concert in the business proposed.

If a shareholder desires to nominate a director or amend Cleco’s Amended and Restated Articles of Incorporation or Bylaws at the 2006 annual meeting, the Bylaws require that the shareholder give written notice to Cleco’s corporate secretary no later than October 23, 2005.

The notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and the shareholder’s relationship to his/her nominee:

•	the number of Cleco shares beneficially owned by the shareholder;

•	the names of all other persons, if any, with whom the shareholder is acting in concert; and

•	the number of Cleco shares beneficially owned by each such person.

For information concerning nomination of directors by the Nominating/Governance Committee, see the discussion under “Proposal Number 1—Election of Four Class II Directors—Director Nomination Process” in this proxy statement.

The notice for amendment of Cleco’s Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

•	the text of the shareholder’s proposed amendment;

•	evidence, reasonably satisfactory to Cleco’s corporate secretary, of the shareholder’s status as a shareholder and the number of Cleco shares beneficially owned by the shareholder;

•	a list of the names of all other persons, if any, with whom the shareholder is acting in concert, and the number of Cleco shares beneficially owned by them; and

•	an opinion of counsel, reasonably satisfactory to Cleco’s board of directors, to the effect that Cleco’s Amended and Restated Articles of Incorporation or Bylaws, as amended, would not conflict with Louisiana law.

Shareholders may obtain a copy of Cleco’s Bylaws, in which these procedures are set forth, upon written request to Corporate Secretary, Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments or postponements, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

All shares of Cleco common stock or Cleco preferred stock that a shareholder owns, no matter how few, should be represented at the annual meeting. The accompanying proxy therefore should be completed, signed, dated, and returned as soon as possible, or you should vote through the Internet as described in the enclosed proxy card.

By Order of Cleco’s Board of Directors,

David M. Eppler

President, Chief Executive Officer and Director

March 31, 2005

APPENDIX A

MAP OF LOCATION OF ANNUAL MEETING SITE

Louisiana College

•	From I-49 North and South
Take the Pineville Expressway Exit (#84) north to Highway 107 Exit. You will see Louisiana College on your left as you exit. Stay straight to stop sign. Turn left and go under expressway, take first left (will be headed back toward Alexandria). The entrance to the campus is immediately past the Softball field.
•	From Hwy. 165 North (Monroe)
Turn left at the first traffic light after the Wal-Mart Supercenter onto Military Highway. This highway will take you to the front entrance of the campus. (Approximately 2 miles) Turn left to enter Louisiana College through the main entrance.
•	From Hwy. 167 North (Cottingham Expressway) Take the Louisiana College Exit. The entrance to the campus is immediately past the Softball field.
•	From Hwy. 28 East
Travel down Highway 28, go under the expressway and turn left to take the exit to Alexandria. The next exit to the right is the Louisiana College Exit. The entrance to the campus is immediately past the Softball field.

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APPENDIX B

CATEGORICAL STANDARDS FOR INDEPENDENCE

of the Board of Directors of Cleco Corporation

and the Board of Managers of Cleco Power LLC

As Last Revised on January 28, 2005

I.	INDEPENDENCE

As a matter of policy, the Board of Directors of Cleco Corporation and the Board of Managers of Cleco Power LLC (with respect to each, the “Board” of the “Company”) intends to maintain its independent character. Thus, at least a majority of the members of the Board (each a “Director”) will be independent, non-management Directors. No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (other than as a Director), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

When assessing the materiality of a Director’s relationship with the Company, the Board shall consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board may otherwise consider any facts and circumstances as it deems relevant to the determination of Director independence.

II.	CATEGORICAL STANDARDS

To assist the Board in making determinations of Director independence, and pursuant to Section 303A of the New York Stock Exchange Listed Company Manual (“Section 303A”), the Board will consider, at a minimum, the categorical standards set forth below. If a Director (or his or her immediate family member or certain other entities associated with the Director, as specified below) is engaged in any of the transactions or has any of the relationships specified below, or if within the one-year period preceding the Board determination, has been engaged in or has had any of the relationships specified below, then the Board will consider such transactions or relationships in assessing the materiality of the Director’s relationship with the Company.

A.	any transaction or series of similar transactions to which the Company or any of its subsidiaries is a party, in which the amount involved exceeds $60,000 and in which the Director or any member of the immediate family of such Director has a direct or indirect material interest;

B.	any relationship involving payments for property or services by a business or professional entity of which the Director is or within the last fiscal year has been an executive officer or owns, or during the last fiscal year has owned, of record or beneficially in excess of ten percent of the equity interests (an “Associated Business or Professional Entity”), to the Company or its subsidiaries in excess of five percent of (1) the Company’s consolidated gross revenues for its last full fiscal year or (2) such Associated Business or Professional Entity’s consolidated gross revenues for its last full fiscal year;

C.	any relationship involving payments for property or services by the Company or its subsidiaries to an Associated Business or Professional Entity in excess of five percent of (1) the Company’s consolidated gross revenues for its last full fiscal year or (2) such Associated Business or Professional Entity’s consolidated gross revenues for its last full fiscal year;

D.	any relationship involving the retention by the Company of a law firm of which the Director is, or during the last fiscal year has been, a member or counsel;

E.	any relationship involving the performance of services (other than as a participating underwriter in a syndicate) for the Company by an investment banking firm of which the Director is, or during the last fiscal year has been, a partner or an executive officer;

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F.	any transaction involving indebtedness owed to the Company or its subsidiaries by the Director, any member of the immediate family of such Director, any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such Director is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, or any trust or other estate in which such Director has a substantial beneficial interest or as to which such Director serves as a trustee or in a similar capacity, including, without limitation, any transaction by which the Company, directly or indirectly, including through any subsidiary, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to or for any such person or entity; and

G.	any significant business relationship involving the Director and a member of senior management of the Company.

For purposes of the categorical standards set forth above, a person’s immediate family shall include such person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law. For purposes of Section 303A, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as the president, secretary, treasurer or principal financial officer, controller or principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), and any other person who performs similar policy-making functions (see rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). Executive officers of a parent or subsidiary of a company shall be deemed “executive officers” of such, if they perform such policy-making functions for such company.

None of the categorical standards set forth above shall apply to or include Director fees or other compensation of Directors under programs applicable to all Directors in their capacities as such. The categorical standards set forth in paragraphs (A) through (E) above shall not apply to or include payments that arise solely from the ownership of securities of the Company where no extra or special benefit not shared on a pro rata basis by all holders of such class of securities is received. The categorical standard set forth in paragraph (F) above shall not apply to any transaction involving indebtedness (or otherwise described therein) that was entered into prior to July 30, 2002 and has not been renewed or had any of its terms materially modified since such date. In addition, and subject to the foregoing provisions in this paragraph and the preceding paragraph, it is the intention of the Board that the categorical standards set forth in paragraphs (A) through (G) above be interpreted in a manner consistent with the corresponding provisions of the Board’s Conflicts of Interest and Related Policies.

III.	ADDITIONAL STANDARDS

The independence of a Director also shall be determined subject to the rules of Section 303A and any other applicable rules and regulations. Members of certain Board committees, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

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APPENDIX C

CLECO CORPORATION

2000 LONG-TERM INCENTIVE COMPENSATION PLAN

Amendment No. 3

Whereas, Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), maintains the 2000 Long-Term Incentive Compensation Plan, which plan is intended to provide for the grant or award of incentives related to shares of the Company’s $1.00 par value common stock (the “Common Stock”) and the issuance of shares of Common Stock in connection with such incentives (the “LTIP”);

Whereas, Section 12.1 of the LTIP provides for its amendment by the Board of Directors of the Company, and the Board of Directors has authorized such amendment;

Now, Therefore, the LTIP shall be amended as follows:

1.	The number of shares of Common Stock reserved for issuance under the LTIP, as provided in Section 3.3 thereof, shall be increased by an aggregate of 1,600,000 shares and shall be subject to adjustment as provided in Section 3.4 hereof.

2.	Section 3.4 of the LTIP shall be amended and restated in its entirety as follows:

3.4 Determination of Available Shares. For the purpose of determining the total number of shares of Common Stock available hereunder for grant, award or issuance from time to time:

a.	The number of shares of Common Stock available for grant, award or issuance shall be reduced by the number of shares actually granted, awarded or issued hereunder.

b.	The number of shares of Common Stock available under Section 3.3 hereof shall be increased by the number of such shares covered by Incentives that expire unexercised, that are not earned, that are canceled, forfeited, terminated or otherwise lapse for any reason or that are exchanged for other forms of Incentives hereunder.

c.	The number of shares of Common Stock available under Section 3.3 hereof shall be increased by the number of shares that a Participant tenders in payment of the exercise or other price of an Incentive granted or awarded hereunder or has withheld in satisfaction of tax withholding obligations hereunder.

d.	If a Tandem SAR is granted hereunder, the number of shares of Common Stock subject to such grant shall not reduce the number of shares available under Section 3.3 hereof.

3.	Section 3.5 of the Plan shall be renamed “Limitations,” and the following sentence shall be added thereto:

The maximum number of shares of Common Stock available for grant in the form of Incentive Stock Options hereunder shall equal the number of shares reserved for issuance under Section 3.3 hereof, as the same may be adjusted in accordance with Section 3.4 hereof.

4.	Nothing contained in this Amendment No. 3 is intended to enlarge or otherwise modify those incentives granted under the LTIP prior to December 31, 2004, (or, with respect to cash-settled SARs, available to grant as of October 3, 2004), which are or may be deemed a deferred compensation arrangement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

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5.	This Amendment No. 3 shall be effective upon its approval by the shareholders of the Company, which shall not be later than 12 months after the date of its approval by the Board of Directors.

This Amendment No. 3 was approved by the Board of Directors of Cleco Corporation on January 28, 2005, to be effective as of the date determined in accordance with the provisions of paragraph 5 hereof.

CLECO CORPORATION

By:	/s/ Catherine C. Powell
Its:	Senior Vice President—Corporate Services
Date:	January 31, 2005

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Investor Relations

P.O. Box 5000

Pineville, LA 71361-5000

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the Internet and go to http://www.eproxyvote.com/cnl
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

IF YOU VOTE OVER THE INTERNET, PLEASE DO NOT MAIL THE PROXY CARD.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSALS 1, 2 AND 3.

CLECO CORPORATION						FOR	AGAINST	ABSTAIN
1.	To elect four Class II directors each of whom will serve until the annual meeting in 2008, or until their successors are elected and qualified. (Please see reverse)	FOR all nominees ☐	WITHHELD from all nominees ☐	2.	To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005.	☐	☐	☐
	For all nominees except as noted below ☐			3.	To approve (i) an amendment to the Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the “LTIP”) to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares and (ii) the renewal of the material terms of the performance goals under the LTIP in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m).	☐	☐	☐
				4.	To consider any other business that may properly come before the meeting.

					This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given, your shares will be voted FOR each of the proposals, including FOR the election of the four Class II director nominees listed on the reverse side hereof. The proxies retain the right to cumulate common stock votes for directors unless the specific number of votes for directors is listed on the reverse side. The individuals designated on the reverse side hereof will vote in their discretion on any other matter that properly may come before the annual meeting and any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes all proxies heretofore given in connection with the 2005 annual meeting of shareholders.
					Please sign exactly as name(s) appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature:	Date:	Signature:	Date:

You also may vote your shares electronically through the Internet. Voting via the Internet will eliminate the need to mail voted proxy cards representing your shares. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

To vote using the Internet, please follow the steps below:

•	Have your proxy card and social security number available.

•	Be ready to enter the Voter Control Number indicated in the shaded box on the reverse side.

•	Log on to the Internet and go to the website http://www.eproxyvote.com/cnl

The Internet voting system preserves the confidentiality of your vote and will confirm your voting instructions with you. You also may change your selections on any or all of the proposals to be voted at any time until 24 hours before the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

CLECO CORPORATION

DETACH HERE

PROXY

CLECO CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 2005

P R O X Y	The undersigned hereby appoint(s) David M. Eppler, R. O’Neal Chadwick, Jr. and Judy P. Miller or any of them (each with full power to act alone and with power of substitution), as proxies, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of capital stock of Cleco Corporation held of record by the undersigned as of the close of business on March 7, 2005, at the annual meeting of shareholders to be held on May 5, 2005, and any adjournment(s) or postponement(s) thereof. The following items of business will be considered at the aforesaid annual meeting:

1. To elect four Class II directors:
01–William L. Marks, 02–Ray B. Nesbitt, 03–Robert T. Ratcliff, Sr. and 04–William H. Walker, Jr.

2.      To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005.

3.      To approve (i) an amendment to the Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the “LTIP”) to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares and (ii) the renewal of the material terms of the performance goals under the LTIP in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m).

Instruction: Unless otherwise specified in the space provided immediately below, this proxy shall authorize the proxies named herein to cumulate all common stock votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees for director listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to Cleco Corporation’s Board of Directors. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares of common stock and the name(s) of the nominee(s) in the space provided immediately below.

PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN

THE ENCLOSED ENVELOPE UNLESS YOU VOTE USING THE INTERNET.

Cleco Corporation

c/o PROXY SERVICES CORPORATION

115 Amity Street

Jersey City, NJ 07304-9661

Vote-by-Internet

QUICK *** EASY *** IMMEDIATE

Voter Control Number

Your vote is important. Please vote immediately.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

THE WEB ADDRESS IS www.proxyvoting.com/cleco

IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL THE PROXY CARD

THANK YOU FOR VOTING

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example.

This proxy will be voted as directed below on the proposals set forth in the proxy statement for the meeting.

CLECO CORPORATION							FOR	AGAINST	ABSTAIN
The Board of Directors Recommends a Vote “FOR” Proposals 1, 2 and 3.	FOR all nominees listed below ☐		WITHHOLD AUTHORITY to vote for all nominees listed below ☐		2.	To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent auditors to conduct the annual audit of Cleco for the fiscal year ended December 31, 2004 and quarterly reviews through September 30, 2005.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
1. To elect four Class II directors each of whom will serve until the annual meeting in 2008, or until their successors are elected and qualified. (INSTRUCTION: To withhold authority to vote for any individual nominee, check the box to vote “FOR” all nominees and strike a line through the nominee’s name in the list below. Common stock units allocated under either plan may be cast cumulatively for one or more directors. To cumulate votes, place the number or percentage of votes for a director beside such director’s name on the line provided.)					3.	To approve (i) an amendment to the Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the “LTIP”) to increase the number of shares of common stock reserved for issuance under the LTIP by 1,600,000 shares and (ii) the renewal of the material terms of the performance goals under the LTIP in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m).	☐	☐	☐
Number or		01	William L. Marks
percentage of		02	Ray B. Nesbitt		4.	To consider any other business that may properly come before the meeting.
votes, if		03	Robert T. Ratcliff, Sr.
cumulated:		04	William H. Walker, Jr.
						This proxy, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no specific directions are given, shares subject to this proxy will NOT be voted by the trustee and/or the custodian, as applicable. The trustee and the custodian retain the right to cumulate votes for directors unless the specific number of votes for directors is listed beside the director’s name. The trustee and/or the custodian, as applicable, will vote, in their discretion, on any other matter that properly may come before the meeting and any adjournment(s) or postponement(s) thereof.
						The undersigned hereby revokes all proxies heretofore given in connection with the 2005 annual meeting of shareholders with respect to common stock or preferred stock allocated to the undersigned.
						Please sign exactly as your name appears in the plan records, as shown on the label above.

				Signature:			Date:

DETACH HERE

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P R O X Y	CLECO CORPORATION PROXY SOLICITED ON BEHALF OF THE TRUSTEE OF THE CLECO CORPORATION SAVINGS AND INVESTMENT PLAN AND/OR THE
CUSTODIAN OF THE CLECO CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR THE ANNUAL
MEETING OF SHAREHOLDERS ON MAY 5, 2005

The undersigned participant in the Cleco Corporation Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase Plan hereby appoints, as applicable, JPMorgan Chase Bank, trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and fractional units representing shares of common and preferred stock (if any) allocated to the undersigned’s accounts in the plan(s) as of the close of business on March 7, 2005, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote (and to cumulate votes, if applicable) at the annual meeting of shareholders to be held on May 5, 2005, and any adjournment(s) or postponement(s) thereof.

Please complete, sign, date and mail this proxy card in the accompanying postpaid envelope unless you vote using the Internet.